UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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2022	Proxy Statement

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
You are cordially invited to attend the 2022 Annual Meeting of Kforce Inc. Shareholders (the Annual Meeting) that will be held on Monday, April 18, 2022 at 1001 East Palm Avenue, Tampa, Florida 33605, commencing at 8:00 a.m., eastern time.
We are holding this meeting to:
1.Elect three Class I directors to hold office for a three-year term expiring in 2025.
2.Ratify the appointment of Deloitte & Touche LLP as Kforce’s independent registered public accountants for 2022;
3.Conduct an advisory vote on executive compensation and
4. Attend to other business properly presented at the meeting.
Kforce’s Board of Directors (the Board) has selected February 22, 2022 as the record date (the Record Date) for determining shareholders entitled to vote at the meeting.
The proxy statement, proxy card and Kforce’s 2021 Annual Report to Shareholders are being mailed on or about March 11, 2022. Regardless of whether or not you plan to attend the annual meeting, we encourage you to vote your shares by using the internet, phone, or by signing, dating and returning the enclosed proxy card.
If you need further assistance, please contact Kforce Investor Relations at (813) 552-5000. Thank you for your continuing support.

BY ORDER OF THE BOARD OF DIRECTORS

David M. Kelly
Corporate Secretary

Tampa, Florida
March 11, 2022

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 18, 2022.
This proxy statement and our 2021 Annual Report to Shareholders are available at
http://investor.kforce.com/investor-relations/financial-information/annual-reports-and-proxy.

1 Kforce 2022 Proxy Statement

LETTER TO OUR SHAREHOLDERS
We are grounded and united as a Firm through our refreshed core values vision, mission and brand promise, which are:
◦Vision: To Have a Meaningful Impact on All the Lives We Serve®
◦Mission: Uniting Professionals to Achieve Success Through Lasting Personal Relationships®
◦Brand Promise: Achieve Great Results Through Strategic Partnerships and Knowledge Sharing®
The last two years will no doubt be prominently featured in the historical records for many years to come. Collectively, we have dealt with the sudden impacts from the COVID-19 pandemic and its dramatic effect on businesses, communities, and families across the world. While navigating the devastating impacts of the economic and health crisis, our nation experienced civil unrest and other social issues, and political turmoil and discord. More recently, we have battled the continued impacts of several variants of COVID-19, inflationary pressures in the U.S., supply-chain disruption, volatility in the equity markets, tightness in the labor markets and the great resignation, among many other dynamics.
Despite the challenges in the U.S. macro-economic environment, 2021 was a year of exceptional performance for Kforce and marked the most successful year in our storied history of nearly 60 years. We generated significant value for our shareholders again in 2021 with a total shareholder return of more than 80%, which ranked 2nd within our peer group and significantly exceeded the returns for the S&P 500, Dow Jones Industrial and Nasdaq indexes. Excluding the negative impact from planned declines in our COVID-19 business, revenues grew 18.5% organically in 2021. We also delivered best-in-class organic growth in our technology business of approximately 22% for the full year of 2021 and more than 30% growth on a year-over-year basis in the second half of 2021. These technology growth rates not only exceeded the market benchmark by two to three times but also represented Kforce records. We also significantly improved our profitability as earnings per share of $3.54, also a Kforce record, increased approximately 35%. We continued returning significant capital to our shareholders of roughly $75 million in 2021, which represented more than 100% of our operating cash flows.
We believe our tremendous performance is due to the significant, strategic change we have driven over the past decade. We have, among other things, sharpened our focus and now have roughly 85% of our business focused on providing highly skilled technology talent solutions, reshaped our client portfolio to primarily be comprised of innovative and industry leading companies, invested significantly in retaining our associates, and have invested in various technologies and tools to drive further productivity improvements. We are eager to build upon our success over the last several years as we look to 2022 and beyond.
We owe a great deal of gratitude to the many Kforcers for their fortitude, creativity, tenacity, innovation, and resilience. As a human capital centric business, our people continue to be a critical ingredient to delivering superior results to our shareholders.
BOARD REFRESHMENT
We believe our directors contribute a depth and variety of experiences and backgrounds that provide significant value to the Board, management and our shareholders. Over the past several years, we have been committed to engaging in board refreshment activities to promote a balance of tenure, diversity, experience and independence. As a result, our Board has a significantly lower average tenure, a larger percentage of independent directors and 40% diversity in terms of gender and race.
ENVIRONMENTAL, SOCIAL AND GOVERNANCE (ESG) MATTERS
In addition to delivering solid returns to our shareholders, we fully recognize that the expectations of our stakeholders have evolved greatly over the last several years to include ESG matters. To that degree, we have a critical role to play in reducing our overall impact on the environment, driving effective positive social change through our corporate social responsibility efforts, and exercising sound corporate governance. We have included a specific section in this Proxy Statement discussing our accomplishments and actions in 2021 and, as with any rapidly evolving area, our specific goals and objectives for 2022 in further building out our program and more formalizing our approach to ESG matters.
SHAREHOLDER ENGAGEMENT
Our commitment to shareholder engagement is grounded in recurring, open, and transparent communication. The feedback and perspective we receive from our shareholders will continue to inform our internal programs, practices and strategies, some of which is covered throughout this Proxy Statement. We appreciate all of those who participated in our shareholder outreach efforts in 2021 and remain open to and invite your feedback in 2022.
We are committed to engaging with our clients, consultants and the community while driving long-term, sustainable performance, providing transparent corporate governance and regularly communicating with our shareholders. We thank you for your ownership and support of Kforce and for allowing us the privilege of serving you.

David L. Dunkel, Chairman	Elaine D. Rosen, Lead Independent Director	Joseph J. Liberatore, President and Chief Executive Officer, Director
2 Kforce 2022 Proxy Statement

3 Kforce 2022 Proxy Statement

BOARD AND CORPORATE GOVERNANCE
ROLE OF THE BOARD OF DIRECTORS
The primary functions of our Board of Directors (the “Board”) are to:
•oversee management performance on behalf of our shareholders;
•advocate on behalf of the long-term interests of our shareholders;
•discuss and consider the Firm’s strategic planning and executive succession activities;
•review and approve the Firm’s long-term strategic plan developed by management;
•provide active oversight of risks that could affect Kforce;
•review and promote prudent Environmental, Social and Governance (ESG) programs,
•promote sound corporate governance policies and practices; and
•carry out other duties and responsibilities as may be required by state and federal laws, as well as the Nasdaq rules.
Sound corporate governance is fundamental to the overall success of Kforce. Our key governance documents, including our Corporate Governance Guidelines, are available at http://investor.kforce.com/governance/governance-documents.
At each regular Board meeting, various operational, strategic, financial, capital markets and legal compliance areas, business and sector trends, progress against established objectives and risks are reviewed by the Board, in conjunction with management, through management reports and dialogue with executive leadership.
At each quarterly Board meeting, our Board receives:
•an executive summary that includes, among other items, a risk factors section;
•Kforce’s financial and operational performance, including progress against its objectives;
•an update on our continued innovation (both technological and process) efforts;
•management’s assessment of the current state of the capital markets and macro-economic environment;
•management’s analysis on the current state of the staffing and solutions industries and corporate development activities;
•insights on human capital trends and productivity metrics;
•update on the Firm’s Diversity, Equity and Inclusion (DE&I) activities;
•a claims, litigation and ethics hotline summary;
•a report on the Firm’s Enterprise Risk Management (ERM) program;
•updates on relevant matters arising from each of the committees of the Board; and
•reports on other matters that may arise from time to time, that require reporting to the Board, including a quarterly update from the Audit Committee on any significant cyber-security related items.
On a monthly basis, our Board receives:
•a description of certain significant events and risk factors, if any, that have occurred in each period;
•a financial update from management, including operating trends against expectations;
•an emerging technologies and business models update; and
•any other necessary items requiring the attention of the Board.
On an annual basis, executive management and our Board discuss the Firm’s near-term and longer-term strategic objectives, management’s progress towards its objectives and any necessary changes based on our position and the evolving external landscape. These annual strategic discussions include sessions specifically related to the development and progress against the Firm’s cyber-security program as well as the Firm’s DE&I activities.
LEADERSHIP STRUCTURE AND CEO SUCCESSION
Our Board continues to be led by its Chairman, David L. Dunkel. Following a comprehensive and well-constructed CEO succession plan, developed by our Board along with Mr. Dunkel and Mr. Liberatore over several years, on November 30, 2021, we announced that Mr. Dunkel, who served as our Chief Executive Officer (CEO) for more than 40 years, would retire as Chief Executive Officer effective December 30, 2021. Mr. Liberatore, who has served as Kforce’s President since 2013 and its Chief Financial Officer from 2004 to 2012 was promoted to CEO effective January 1, 2022. Mr. Liberatore has served in various roles at Kforce since 1988. Mr. Liberatore was also appointed to the Board on November 30, 2021. With the retirement of Mr. Dunkel as CEO, the Board believes this is a natural transition for the Firm as Mr. Liberatore has extensive knowledge of the staffing industry and has been providing strong consistent leadership throughout his tenure. The retirement of Mr. Dunkel as CEO and promotion of Mr. Liberatore to CEO is hereinafter referred to as the CEO Succession.
Mr. Dunkel will remain employed by Kforce on a limited, part-time basis. Our Corporate Governance Guidelines recognize the importance of a lead independent director in the absence of an independent Chairman and sets forth specific responsibilities, including: presiding at executive sessions of the independent directors; serving as a liaison between the independent directors and CEO; and having oversight of CEO hiring, succession and performance.
The lead independent director role is further supported by independent directors who chair each of the Audit, Compensation, and Nomination committees. As a result, the oversight of the critical issues within the purview of these committees is entrusted to the independent directors and serves to further uphold effective governance standards. All continuing directors are independent, with the exception of Mr. Dunkel and Mr. Liberatore.
The Board remains open to, and regularly seeks, shareholder feedback with regard to governance topics such as its leadership structure and considers the feedback provided as part of its assessment process.
4 Kforce 2022 Proxy Statement

COMMITTEE STRUCTURE
Our Board has established four standing committees consisting of an Audit Committee, Compensation Committee, Nomination Committee and Corporate Governance Committee. These committees facilitate a more in-depth assessment of certain important areas than can be addressed during a full Board meeting. The Board has determined that the chair and each of the committee members of its Audit, Compensation, Nomination, and Corporate Governance Committees are independent within the meaning of the Nasdaq and SEC Rules. The committee members and independent directors meet regularly in executive session without management. Each Committee has the authority to retain or obtain the advice of legal counsel, accountants, and other advisors. Written charters of each committee are available at http://investor.kforce.com/governance/governance-documents. Additional information regarding the composition and responsibilities of each committee is described below.

Audit Committee
Members:	Roles and Responsibilities of the Committee:
Mark F. Furlong (Chair)
The Audit Committee oversees the accounting and financial reporting processes of the Firm and the Firm’s ERM program. The Board also delegated responsibility for the Firm’s cybersecurity program, posture, maturity and incident resolution to the Audit Committee. In discharging this oversight role, the Audit Committee is empowered to investigate any matter brought to its attention, with full access to all books, records, facilities and personnel of Kforce, and the power to retain outside counsel or other experts. This committee also has the responsibility for selecting, evaluating, compensating, and monitoring the independence and performance of the Firm’s independent auditors in conducting its audits and reviews, reviewing and approving related party transactions and overseeing the Firm’s internal audit function and ERM program, including cybersecurity maturity and risk assessments. At each quarterly meeting, or more frequently as needed, the members of the Audit Committee meet in executive session and meet regularly in separate executive sessions with the Firm’s Vice President of Internal Audit, General Counsel, and Deloitte & Touche LLP, our independent registered public accountants.
The Board has determined that Mr. Furlong, Ms. Cloudman and Mr. Simmons are considered audit committee financial experts, as defined by SEC Rules.

Catherine Cloudman
N. John Simmons
Number of Meetings:
5

Compensation Committee
Members:	Roles and Responsibilities of the Committee:
Randall A. Mehl (Chair)	The Compensation Committee is responsible for the development of the compensation principles that guide the design of the Firm’s named executive officer compensation program, reviewing and approving the named executive compensation plans, approving any new or amended employment agreements for the Firm’s executive officers, grants or awards to the Firm’s executive officers under its long-term incentive program and preparing an annual report on the Firm’s executive compensation policies and practices as required by SEC Rules. In the discharge of its duties, the Compensation Committee also has the authority to select and utilize a compensation consultant to assist in the evaluation of director and executive officer compensation.
Mark F. Furlong
Elaine D. Rosen
Number of Meetings:
5

Nomination Committee
Members:	Roles and Responsibilities of the Committee:
Ann E. Dunwoody (Chair)
The Nomination Committee is responsible for providing assistance to the Board in the selection of director candidates for election. In addition to identifying and recommending candidates for election to the Board, this committee also makes recommendations to the Board regarding the size and composition of the Board, establishes procedures for the nomination process and recommends candidates for election to our Board. The Nomination Committee has the authority to retain a search firm to be used to identify director candidates and to approve the search firm’s fees and other retention terms.
The Nomination Committee has not established minimum qualifications for director nominees because it is the view of this committee that the establishment of rigid minimum qualifications might preclude the consideration of otherwise desirable candidates for election to the Board. The Nomination Committee will consider director candidates recommended by shareholders. Refer to the section titled “Shareholder Communications, Proposals and Other Matters” below.

Derrick D. Brooks
Randall A. Mehl
Number of Meetings:
4

5 Kforce 2022 Proxy Statement

Corporate Governance Committee
Members:	Roles and Responsibilities of the Committee:
Elaine D. Rosen (Chair)
The functions of the Corporate Governance Committee are to: encourage and enhance communication among independent directors; provide a forum for independent directors to meet separately from management; provide leadership and oversight related to ethical standards; and provide a channel for communication with the CEO. The Corporate Governance Committee also coordinates a formal, written annual evaluation of the performance of the Board, each of its committees and the CEO.
Each member of the Board who is independent, within the meaning of these rules, serves on the Corporate Governance Committee. This committee is designed to fulfill the requirements of Nasdaq Rule 5605(b)(2) (i.e., through the meetings of this committee, our independent directors (as determined under the Nasdaq Rules) meet at least once annually in executive session without any of our management present). The Firm’s Lead Independent Director serves as the Chair of the Corporate Governance Committee.

Derrick D. Brooks
Catherine H. Cloudman
Ann E. Dunwoody
Mark F. Furlong
Randall A. Mehl
N. John Simmons
Number of Meetings:
4
During 2021, the Board held five meetings and the four committees of the Board held a total of 18 meetings. Each director attended 100% of the Board meetings and seven of the directors attended 100% of the committee meetings on which he or she served while two attended 88% of the committee meetings on which he or she served. Our Corporate Governance Guidelines invite, but do not require, our directors to attend our annual meeting of shareholders.
6 Kforce 2022 Proxy Statement

DIRECTORS’ TIME COMMITMENTS
Kforce’s Corporate Governance Guidelines limit non-employee directors to serving on no more than four public-company boards (including our own). In the context of reviewing directors’ continued ability to dedicate sufficient time to our Board, Kforce assesses compliance with this policy. Each of our directors are currently compliant with this policy.

7 Kforce 2022 Proxy Statement

BOARD’S ROLE IN RISK OVERSIGHT
Enterprise Risk Management
The Board, as a whole and at the committee level, has an active role in overseeing the management of the Firm’s risks. The Board’s primary mechanism for assessing overall risk to the Firm as well as management’s actions to address and mitigate those risks is through a comprehensive, integrated ERM program. The Firm’s ERM program divides risk into four categories: financial risk, operational risk, client risk and legal/human resources risk. The ERM risk assessment process is led by Kforce’s Vice President of Internal Audit, who delivers quarterly risk assessment reports to the Audit Committee and a summary to the Board. The Audit Committee reviews these reports with members of management and dedicates a portion of each of its quarterly meetings to reviewing and discussing specific areas of risk, focusing on higher risk, greater impact topics in detail.
Cybersecurity and Other
In particular, the Audit Committee engages in conversations and periodic reviews of the Firm’s cybersecurity maturity, roadmap and overall cybersecurity risk and steps management is taking to address or mitigate those risks. These reviews include discussions with third party experts that have been engaged by management to perform periodic assessments of the maturity of the Firm’s cybersecurity program, penetration tests and other tests and assessments. To further enhance the Board and Audit Committee’’s role in overseeing cybersecurity risks, the Board formed a task force comprised of Ms. Cloudman and Mr. Simmons to have more frequent, more detailed dialogue with executive management on all areas pertaining to cybersecurity. This task force provides updates on a quarterly basis, or more frequently if necessary, to the Audit Committee and Board. As a result of the steps taken by the Firm with respect to our cybersecurity program, we have not experienced a breach to date.
The Audit Committee also receives updates on the Firm’s data privacy practices and initiatives to ensure compliance with associated rules and regulations. In addition, annually, management provides the Audit Committee with an overview of Kforce’s various lines of insurance that it maintains, including our cybersecurity insurance policy. The Audit Committee provides the Board with quarterly reports on the Firm’s risks and ERM program findings, including cybersecurity risk and data privacy practices. In addition, the Board and management participates in a comprehensive strategy discussion on cybersecurity and the Firm’s diversity, equity and inclusion efforts on an annual basis.
In addition, the Firm’s internal audit function, which reports directly to the Audit Committee, sets forth a comprehensive internal audit plan that is approved by the Audit Committee on an annual basis. This plan is formulated based on internal audit’s assessment of risks within Kforce, which is primarily based on financial asset protection and reporting, data security, and other ERM program findings. The Board also receives monthly updates from management on any changes in significant risk factors.
The individual committees also consider risk within their areas of responsibility as summarized below. The committee chairs provide reports of their activities to the Board at each regular Board meeting including apprising the Board of any significant risks within their areas of responsibility and management’s response to those risks.

Audit		Compensation		Nomination		Corporate Governance
●	Oversight of the Firm’s risk assessment activities, ERM program (including cybersecurity) and annual internal audit plan	●	Oversees executive compensation plan design in light of evolving trends and best practices	●	Oversees Board refreshment activities including director succession risk	●	Leadership and oversight of ethical standards
●	Monitors and receives reports on the Firm’s cybersecurity risks and incidents and ensures data privacy practices are appropriately followed and in compliance with rules and regulations.	●	Responsible for preparation and required disclosures regarding executive compensation practices	●	Establishes procedures for the Board’s nomination process	●	Provides a forum for the Board’s independent directors to meet separately from management
●	Monitors risk relating to the Firm’s financial statements, systems, reporting process and compliance	●	Responsible for review of the executive compensation and benefits policies and practices of the Firm, including determining whether such policies and practices are reasonably likely to have a material adverse effect on the Firm	●	Recommends candidates for election to the Board	●	Reviews and recommends to the Board any changes to the corporate governance guidelines
●	Reviews and approves related party transactions and relationships involving directors and executive officers					●	Conducts and oversees the evaluation of the CEO and Board’s performance and sufficiency of their respective responsibilities

8 Kforce 2022 Proxy Statement

OUR BOARD OF DIRECTORS
The Board currently consists of three nominees, six continuing directors, and one non-continuing director. The directors are divided into three classes serving staggered three-year terms. The following table sets forth (as of the date of this filing) the names, ages and certain other information for each of our directors (including those who are nominees for election at the Annual Meeting).
As was disclosed in our Form 8-K filed on February 7, 2022, Ralph E. Struzziero informed the Board that due to his long tenure as a member of the Board and consistent with the Firm’s efforts to refresh its Board, he would not stand for re-election as a Class I Director at the Annual Meeting.
Consistent with the recommendations from the Nomination Committee, the Board made certain changes on March 7, 2022 to the composition of its committees as a result of Mr. Struzziero’s retirement from serving on the Board. Those changes are reflected in the table and information below.

	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term for Which Nominated	Independent	Audit Comm	Comp. Comm	Nomin. Comm	Corp. Gov. Comm
Directors with Terms Expiring at the Annual Meeting and/or Nominees
Joseph J. Liberatore	I	59	CEO Director	2021	2022	2025
Randall A. Mehl	I	54	Director	2017	2022	2025	✓
Elaine D. Rosen	I	69	Director	2003	2022	2025	☑
Continuing Directors
Derrick D. Brooks	II	48	Director	2021	2023	N/A	✓
Catherine H. Cloudman	III	52	Director	2020	2024	N/A	✓
David L. Dunkel	III	68	Chairman	1994	2024	N/A
Ann E. Dunwoody	II	69	Director	2016	2023	N/A	✓
Mark F. Furlong	III	64	Director	2001	2024	N/A	✓
N. John Simmons	II	66	Director	2014	2023	N/A	✓
Non-Continuing Director
Ralph E. Struzziero	I	78	Director	2000	2022	N/A	✓

Legend:	☑	Lead Independent Director	Chair	Member	Financial Expert
The Class I nominees identified above have been nominated to serve as directors for a three-year term expiring at the 2025 annual meeting of shareholders. All of the nominees are currently directors of Kforce and, with the exception of Mr. Liberatore, were previously elected by our shareholders.

9 Kforce 2022 Proxy Statement

BIOGRAPHICAL INFORMATION FOR OUR DIRECTOR NOMINEES
The biographies for each of our director nominees are set forth below, along with a description of the experiences, qualifications, attributes or skills that caused the Nomination Committee and the Board to determine that they should serve as a director of Kforce.
NOMINEES FOR ELECTION, CLASS I DIRECTORS - TERMS EXPIRE IN 2025

Joseph J. Liberatore

Mr. Liberatore has served as Kforce’s President since January 2013 and as Chief Executive Officer since January 1, 2022. He joined the Board in November 2021. He previously served as Corporate Secretary from February 2007 to February 2013, Chief Financial Officer from October 2004 to December 2012, Executive Vice President from July 2008 to December 2012, Senior Vice President from 2000 to July 2008, Chief Talent Officer from 2001 to 2004 and Chief Sales Officer from September 2000 to August 2001. Mr. Liberatore has served in various other roles in Kforce (and its predecessors) since he joined the Firm in 1988. The Board believes that this experience, coupled with his extensive knowledge of the staffing industry, provides strong, consistent leadership and allows him to serve as a highly effective bridge between the Board and management. In addition, in his capacity as CEO, Mr. Liberatore frequently meets with shareholders, clients and other Firm stakeholders to communicate our business and strategy and to understand their various perspectives and insights, which he is then able to relay to the full Board for consideration and assessment

Director since 2021		Other Current Public Company Board(s): None
Age	59
Randall A. Mehl

Mr. Mehl is President and Chief Investment Officer of Stewardship Capital Advisors, LLC, which manages an equity fund focused on making investments in business and technology services. He also currently serves on the Board of Directors of two public companies, Insperity, Inc. and ICF International, Inc., as well as Stowell Associates Inc., a privately held home care agency. He previously served as a Managing Director and a partner with Baird Capital, a middle market private equity group, leading a team focused on the business and technology services sector from 2005 to 2016. From 1996 to 2005, Mr. Mehl was a senior equity research analyst with Robert W. Baird & Company, covering various areas within the broader business and technology services sector, including staffing.
Mr. Mehl is an Audit Committee financial expert. Mr. Mehl has also previously served on various boards of directors, including Workforce Insight LLC, Myelin Communications, Vitalyst LLC, MedData, LLC, now a subsidiary of MEDNAX, American Auto Auction, LLC, Accume Partners, Inc, and Harris Research Inc. Mr. Mehl has previously served on the investment committee for several funds, and has expertise analyzing, acquiring and selling businesses.

Director since 2017		Other Current Public Company Board(s): ICF International, Inc. (Nasdaq: ICFI); Insperity, Inc. (NYSE: NSP)	Kforce Board Committee(s): Compensation (Chair), Nomination and Corporate Governance
Age	54

Elaine D. Rosen

Ms. Rosen has served as a director of Assurant, Inc., a provider of specialized insurance and insurance-related products and services since March 2009 and became the non-executive Chair of the Board in November 2010. Ms. Rosen has also served as the Chair of the Board of The Kresge Foundation since January 2007. Ms. Rosen serves as trustee or director of several non-profit organizations, is a past Chair of the Board of Preble Street, a homeless collaborative in Portland, Maine, and has served as a trustee of the Foundation for Maine’s Community Colleges since 2008. Ms. Rosen was a director of the Elmina B. Sewall Foundation from 2008 to 2012 and Downeast Energy Corp., a privately-held company that provides heating products and building supplies, from 2003 until its sale in April 2012. From 1975 to March 2001, Ms. Rosen held a number of positions with Unum Life Insurance Company of America, including President.
Ms. Rosen has extensive experience as a senior executive in the insurance industry and as a director of several companies, as well as substantial experience with charitable organizations, particularly as the Chair of one of the largest private foundations in the country. With her background and experience as the prior Chair of the Compensation Committee of Kforce; the Board of Assurant, Inc., where she currently serves as the non-executive Chair, and now lead independent director at Kforce, she has considerable expertise in overall Board leadership, governance matters and executive compensation.

Director since 2003		Other Current Public Company Board(s): Assurant, Inc. (NYSE: AIZ)	Kforce Board Committee(s): Corporate Governance (Chair) and Compensation
Age	69
10 Kforce 2022 Proxy Statement

PROPOSAL 1. ELECTION OF DIRECTORS
NOMINEES
The Nomination Committee has recommended, and our Board has approved, each of Joseph J. Liberatore, Randall A. Mehl, Elaine D. Rosen as nominees for election as Class I directors at the Annual Meeting. If elected, the Class I directors will serve until our 2025 annual meeting of shareholders and until their successors are duly elected and qualified. Each of the nominees is currently a director of the Firm and, with the exception of Joseph J. Liberatore, were previously elected by our shareholders. For information concerning the nominees, please see the section titled “Biographical Information for our Director Nominees.” Each of the nominees is willing and able to stand for election at the Annual Meeting, and we do not know of any reason why any of the nominees would be unable to serve as a director. If any nominee becomes unable or unwilling to stand for election, the Board may reduce its size or designate a substitute. If a substitute is designated, proxies voting for the original nominee will be cast for the substituted nominee.
VOTE REQUIRED
We use a majority voting standard for uncontested elections. The election of directors at this year’s Annual Meeting is an uncontested election and thus the majority voting standard applies. To be elected, the votes for a director must exceed 50% of the votes actually cast with respect to the director’s election. Votes actually cast include votes where the authority to cast a vote for the director’s election is explicitly withheld and excludes abstentions and broker non-votes.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 1.

11 Kforce 2022 Proxy Statement

BIOGRAPHICAL INFORMATION FOR OUR CONTINUING DIRECTORS
CLASS III DIRECTORS - TERMS EXPIRE IN 2024

David L. Dunkel

Mr. Dunkel has served as Kforce’s Chairman and a director since the Firm’s incorporation in 1994 and served as Kforce’s Chief Executive Officer from 1994 through December 30, 2021. He possesses a deep and unique understanding of the Firm’s business and operations. Mr. Dunkel retired from his position as CEO on December 30, 2021, however, he remains Chairman of the board and has entered into a part-time employment agreement with Kforce. The Board believes that this experience, coupled with his extensive knowledge of the staffing industry, provides strong, consistent leadership and allows him to serve as a highly effective bridge between the Board and management. In addition, in his capacity as CEO, Mr. Dunkel frequently met with shareholders, clients and other Firm stakeholders to communicate our business and strategy and to understand their various perspectives and insights, which he was then able to relay to the full Board for consideration and assessment. Mr. Dunkel is expected to make similar contributions in his new part-time employee role.

Director since 1994		Other Current Public Company Board(s): None
Age	68

Mark F. Furlong

Mr. Furlong has served as a director of Heska Corporation, a provider of advanced veterinary diagnostic and specialty products, since 2019, and director of Antares Capital, a provider of financing solutions for middle market, private equity-backed transactions, since 2015. He served as the President and Chief Executive Officer of BMO Harris Bank, N.A. from 2011 to 2015. Mr. Furlong served as a director of BMO Harris Bank, N.A. and BMO Financial Corporation from 2011 to 2015. Prior to its acquisition by BMO Harris Bank, N.A. in 2011, he served as Chairman of Marshall & Ilsley Corporation from 2010, Chief Executive Officer from 2007 and as President from 2004. He also served as Chief Financial Officer of Marshall & Ilsley Corporation from 2001 to 2004. Mr. Furlong’s prior experience also includes service as an audit partner with Deloitte & Touche LLP.
Mr. Furlong is an Audit Committee financial expert. Kforce believes his considerable expertise, including his experience as President and Chief Executive Officer of BMO Harris Bank, N.A., the former Chairman, President and Chief Executive Officer of Marshall & Ilsley Corporation and a former audit partner with Deloitte & Touche LLP, brings unique insight to the Board concerning capital allocation strategies and banking issues, in addition to his overall management and financial expertise.

Director since 2001		Other Current Public Company Board(s): Heska Corporation (Nasdaq: HSKA)	Kforce Board Committee(s): Audit (Chair), Compensation and Corporate Governance
Age	64

Catherine H. Cloudman

Ms. Cloudman is a board member and chairs the Personnel and Compensation Committees of both Hussey Seating Company, a manufacturer of telescopic and stadium seating, and Systems Engineering, an ESOP owned IT managed services provider, since 2015. Additionally, she has been a board member since 2019 of Gorham Savings Bank, a 150-year-old community bank, where she chairs the Director’s Loan Committee and is a member of the Audit, Risk, and Technology committees. Ms. Cloudman also serves on the board of Waynflete School, an independent K-12 day school, where she is the President and Board Chair. Ms. Cloudman was also a board member of private equity backed Village Fertility Pharmacy until 2020. Prior to becoming a board member, she was a founder and CFO at Apothecary by Design and its successor company Village Fertility Pharmacy, both of which are national specialty pharmacies.
In addition to being a CPA and management consultant, Ms. Cloudman brings significant financial and strategic management expertise, in-depth knowledge of various ownership structures and her entrepreneurial background to her board work.

Director since 2020		Other Current Public Company Board(s): None	Kforce Board Committee(s): Audit and Corporate Governance
Age	52

12 Kforce 2022 Proxy Statement

CLASS II DIRECTORS - TERMS EXPIRES IN 2023
Derrick D. Brooks

Mr. Brooks, is the Executive Vice President of Corporate and Community Development of Vinik Sports Group since 2019. Additionally he has previously served as the President of Tampa Bay Sports & Football Entertainment LLC, the owner of the Tampa Bay Storm Arena Football Team from 2011 to 2019. Mr. Brooks served as the Managing Member of Brooks 55 Labor Enterprises, L.L.C., a full-service temporary and direct hire staffing company that provided staffing, administrative solutions and on-time labor needs, from 2006 to 2012. He also served as an NFL analyst for ESPN from 2009 to 2011. From 1995 to 2009, Mr. Brooks played for the Tampa Bay Buccaneers, was a Super Bowl Champion and a nine time All-Pro. In 2014, Mr. Brooks was inducted into the Pro Football Hall of Fame and the Capitol One Academic All-America Hall of Fame and was named the 2000 Walter Payton NFL Man of the Year Award Winner. Mr. Brooks also currently serves as an on field appeals officer for the National Football League.

Mr. Brooks has significant experience as a business executive, a long history of community leadership, and experience in the staffing industry. Mr. Brooks will also provide a unique perspective to our business as the former owner of a minority-owned business enterprise in the staffing field, as partnerships between the Firm and such enterprises become increasingly significant. Mr. Brooks’ charitable activities focused on assisting underprivileged members of society will also provide important perspective in the Firm’s efforts to maintain a strong foundation of diversity.

Director since 2021		Other Current Public Company Board(s): None	Kforce Board Committee(s): Nomination and Corporate Governance
Age	48

Ann E. Dunwoody

General (Ret.) Dunwoody was the first woman in U.S. military history to achieve the rank of four-star general. From 2008 until her retirement in 2012, she led and ran the largest global logistics command in the Army comprising 69,000 military and civilian individuals, located in all 50 states and over 140 countries with a budget of $60 billion dollars. General (Ret.) Dunwoody served on the Board of Directors of Republic Services Inc., and L-3 Communications. She currently serves on the Board for Logistics Management Institute, Fidelity Fixed Income Asset Allocation (FIAA) Board of Trustees, and Automattic. She also serves on the Board of Trustees for the Florida Institute of Technology and she is the president of First 2 Four LLC, a leadership mentoring and strategic advisory services company. She authored “A Higher Standard: Leadership Strategies from the First Female Four Star General”, is a recipient of The Ellis Island Medal of Honor and was West Point’s US Military Academy 2019 recipient of the Thayer Award.
General (Ret.) Dunwoody brings to the Board extensive military and management experience, including managing a significant portion of the United States Army’s budget as Commanding General, U.S. Army Materiel Command. General (Ret.) Dunwoody is also certified as an NACD Governance Fellow. She has also served as a member of the Board of Directors on other publicly traded companies and is engaged in numerous charitable and civic activities, which the Board believes allows her to provide valuable and varied perspective.

Director since 2016		Other Current Public Company Board(s): None	Kforce Board Committee(s): Nomination (Chair) and Corporate Governance
Age	69
13 Kforce 2022 Proxy Statement

N. John Simmons

Mr. Simmons serves as the Chief Executive Officer of Growth Advisors, LLC, a provider of C-level advisory services to high-growth companies. He previously served as the Chief Operating Officer and Chief Financial Officer of DeMert Brands, Inc., a designer, manufacturer and distributor of haircare products. He has served on various boards of directors, including Bonds.com Group, Inc. from 2013 to 2014, Loyola University New Orleans Board of Trustees from 2009 to 2015, during which he was Chairman of the Audit Committee and an Executive Committee member; Lifestyle Family Fitness, Inc. from 2001 to 2012; Technology Research Corporation as Chairman of the Compensation Committee from 2010 to 2011 and as Lead Director and Chairman of the Governance and Nominating Committee from 2009 to 2010; Medquist, Inc. as Chairman of the Audit Committee from 2005 to 2007; and SRI Surgical Express, Inc. as Lead Director, then Chairman of the Board from 2001 to 2008. He served as the CEO and President of Lifestyle Family Fitness, Inc. from 2008 to 2012. Mr. Simmons’ prior experience also includes service as President of New Homes Realty, a Florida-based residential real estate company for two years, President of Quantum Capital Partners, a venture capital firm for 14 years, Vice President and Controller for Eckerd Corporation for three years, Chief Financial Officer of Checkers Drive-In Restaurants for two years and as an audit partner with KPMG Peat Marwick.
Mr. Simmons is an Audit Committee financial expert; he has extensive financial, accounting, management and director experience in several different industries. As a result, the Board believes that he brings valuable insight due to his extensive and varied experiences as a chief executive officer, chief financial officer, audit partner and director.

Director since 2014		Other Current Public Company Board(s): None	Kforce Board Committee(s): Audit and Corporate Governance
Age	66

NON - CONTINUING DIRECTOR - TERM EXPIRES IN 2022

Ralph E. Struzziero

Since 1995, Mr. Struzziero has operated an independent business consulting practice, providing interim executive-level advisory and professional services to a variety of organizations. In addition, he served as an adjunct professor at the University of Southern Maine from 1997 to 2006. Mr. Struzziero previously served as Chairman (1990-1994) and President (1980-1994) of Romac & Associates, Inc., one of Kforce’s predecessors. Mr. Struzziero is also currently a director of Automobile Club of Southern California, a travel club and property and casualty insurer in California, AAA of Northern New England, a travel club serving Maine, New Hampshire and Vermont, and Auto Club Enterprise, a holding company of these two companies. Mr. Struzziero previously served on the Board of Directors of Prism Medical Ltd., a publicly traded corporation on the TSX Venture Exchange in Canada and manufacturer and distributor of moving and handling equipment for the mobility challenged, from July 2011 until its sale in August 2016, and Downeast Energy Corp., a privately-held company that provides heating products and building supplies, from January 2001until its sale in April 2012.

Director since 2000		Other Current Public Company Board(s): None	Kforce Board Committee(s): Corporate Governance
Age	78

14 Kforce 2022 Proxy Statement

COMPOSITION AND DIVERSITY
Our diverse Board exhibits a wide range of backgrounds, skills, attributes, experiences and tenure. Our directors have served in leadership and management positions across fields such as banking, executive compensation, investment management, strategic advisory, insurance, government, military, professional sports and staffing. These fields provide valuable and diverse insights into our business and promote a broad understanding of the markets, products and industries of our client base. The Nomination Committee periodically reviews the composition of the Board and its committees to ensure a well-functioning mix of diverse backgrounds and expertise.
The Nomination Committee strives to identify directors who will: (1) bring to the Board diversity in thought and insights by leveraging their different skills and backgrounds; (2) bring substantial senior management experience, financial expertise and other skills that would enhance the Board’s effectiveness; and (3) represent the balanced, best interests of our shareholders and stakeholders, as a whole. In selecting individual nominees, the Nomination Committee assesses each nominee’s independence, character and integrity, potential conflicts of interest, experience, diversity and the willingness to devote sufficient time to carrying out the responsibilities of a director.
While the Board has not adopted a formal policy on diversity, the Nomination Committee is committed to achieving diversity, including but not limited to diversity of thought, gender, race or ethnic background, during the director nomination process with the goal of creating a Board that best serves the Company and the interests of its shareholders.
The Nomination Committee has established a detailed director recruitment process by which the Firm’s independent directors and key management play a role in the identification, review, screening and interviewing of director candidates and, as necessary, would consider engaging an independent qualified director search firm. The Nomination Committee’s process for identifying and selecting director candidates is designed to ensure each candidate is evaluated for qualifications, independence, potential conflicts and other issues of importance to the Firm and composition of the Board. When identifying candidates, the Nomination Committee takes into account overall board composition. The priorities for recruiting new directors are based on the overall Board’s composition, Firm’s strategic needs, diversity and desired skills at the time of recruitment.
The Nomination Committee also understands the importance of Board refreshment for the generation of new ideas and strategies and is committed to the process in a manner that promotes a balance of perspective, experience and continuity. We have been committed to engaging in Board refreshment activities to promote a balance of tenure, experience and independence across our Board. Consistent with that commitment, we have advanced the refreshment and diversity of our Board through the addition of two female members and one African American member over the last five years. As a result of these efforts, the Board has a significantly lower average tenure, a larger percentage of independent directors and greater diversity.
Directors’ Qualifications and Skills
The following chart summarizes the collective qualifications and skills in several areas that we believe are important to the long-term success of Kforce. All of our directors have experience in each of these categories. The chart below represents the number of directors whose expertise in each category is deemed to be particularly significant.
15 Kforce 2022 Proxy Statement

Board Diversity
The following table provides certain composition metrics for our Board:

BOARD DIVERSITY MATRIX
Total # of Directors	10
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	5	—	2
Part II: Demographic Background
African American or Black	—	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	3	4	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	2

16 Kforce 2022 Proxy Statement

ENVIRONMENTAL, SOCIAL AND GOVERNANCE (ESG) OVERSIGHT AND ACTIVITIES

As the Firm seeks to meet the evolving needs of our various stakeholders, an area of our Board’s oversight that has been undergoing significant change is related to ESG matters. This section is intended to provide our shareholders with insights into our current focus areas as well as where we expect to be focused in the coming year.
Our Core Values
At the heart of Kforce, as an organization, is a deep understanding of and unwavering commitment to our core values. Our core values unite us around our mission, support our culture and serve as a declaration of how we treat each other, our customers and our partners. As we drive toward one shared vision, we refreshed our core values during 2021, to embody our unique perspectives, our dedication to doing what’s right and creating positive social change. Our Core Values are as follows:
•INTEGRITY: Act with intention. Keep promises. Take responsibility.
•EXCELLENCE: Embrace competition. Succeed together. Go for the win.
•COMPASSION: Respect others. Nurture relationships. Spread kindness.
•UNITY: Encourage collaboration. Support each other. Pursue a shared vision.
•ADAPTABILITY: Champion innovation. Stay curious. Consider the uncommon.
•COURAGE: Dare to fail. Speak openly. Dream big.
•FUN: Be yourself. Laugh often. Enjoy the journey.
Our Mission and Vision
People are at the heart of our business. We understand each person has a unique perspective, and we value the innovation, thoughtful contributions and broad spectrum of ideas diversity brings to our Firm. Our mission of Uniting Professionals to Achieve Success Through Lasting Personal Relationships® and our vision, To Have a Meaningful Impact on All the Lives We Serve®, means that we naturally have a seat at the table with people from all walks of life regardless of race, religion, sex, pregnancy, sexual orientation, gender identity, national origin, age, protected veteran status, or disability status. We also know that sharing and celebrating the differences between us leads to a stronger and more impactful organization.
Our Commitment to Integrity
Along with our core values, we act in accordance with our Commitment to Integrity, which reflects our commitment to operating in a fair, honest, responsible and ethical manner and also provides direction for reporting complaints in the event of alleged violations of our policies (including through an anonymous hotline). Our Commitment to Integrity covers topics such as anti-corruption, discrimination, harassment, privacy, appropriate use of company assets, protecting confidential information and reporting violations. Each of our associates receive training on our Commitment to Integrity during their onboarding process and annually thereafter and must acknowledge their understanding and certify compliance annually. Our executive officers and leaders maintain “open door” policies and any form of retaliation is strictly prohibited. We take all reports of suspected violations and unethical behavior seriously and take appropriate actions to immediately address such situations.
Our People
As a human capital centric business, our people continue to be a critical ingredient to delivering superior results to our shareholders.
Health and Well-Being
The success of our business is fundamentally connected to the well-being of our associates and consultants. Accordingly, we are committed to their health, safety and wellness. We provide our associates and consultants and their families with access to a variety of flexible and convenient health and wellness programs. Some of these programs are part of our thoughtful and comprehensive response to the COVID-19 pandemic as well as those that support the physical and mental health of our employees by providing tools and resources that each employee can use to improve or maintain their health. The measures that we have undertaken include: requiring our associates to work remotely since March 2020; maintaining regular communications from our executives regarding impacts of the COVID-19 pandemic; enhancing our health and wellness offerings to include a digital self-care platform to help our associates with any mental health concerns; investing in technologies and tools to improve the effectiveness of our associates while working remotely; and improving our associate outreach efforts to detect and try to address any challenges or needs of our associates.
Shortly after the onset of the COVID-19 pandemic, in May 2020, we launched an initiative that we refer to as Kforce Reimagined. A key objective of this initiative was to define Kforce’s future work environment because it was abundantly clear to us in the early stages of the pandemic that a permanent shift in the workplace – largely driven by employee preferences reshaping where and how work is performed– had begun to evolve. Our future work environment, which we refer to as Office Occasional, will provide our associates with maximum flexibility and choice in designing their workdays that is grounded in our trust in them and supported by technology. We believe this work environment contributes positively to our associates’ health and well-being. Consistent with our management philosophy at Kforce, this was not a top-down initiative. Rather, this was driven by our associates and has proven to be successful because we empowered our team with a voice by conducting continuous pulse checks, surveys, town hall sessions and other collaborative voice of the associate avenues.

17 Kforce 2022 Proxy Statement

Talent Management and Leadership Development
Wherever possible, we strive to identify, train and develop talent from within to help ensure that we maintain a strong corporate culture, consistent operating model, proactive planning, and employee engagement. A core objective is to sustain our current leadership development program with content for emerging leaders. We are leaning heavily into remote leadership tools and techniques as well as concepts centered on making lasting connections based on trust, compassion and empathy. This approach has yielded an understanding that the Kforce culture and leaders will put safety, wellness and family first.
Among our key initiatives has been our:
•Leadership Development Program, led by an independent third-party specialist, which is aimed at building the skills necessary to nurture strong relationships, maintain accountability and enhance productivity among all leadership categories in the Firm;
•Engagement with an independent organizational psychologist to facilitate 360 degree assessments for our executive leadership team;
•Several multi-day leadership conferences supported by third-party specialists, Kforce leaders and supplemented by online tools and resource libraries; and
•Inclusive leadership training.
Our talent management activities also include, but are not limited to, conducting the following activities:
•Periodic performance appraisals to promote engaging and productive communications between leaders and their team members about performance, career progression and advancement opportunities;
•Calibration sessions during the performance appraisal process to help ensure consistency in assigning appraisal ratings;
•Comprehensive internal talent pipeline (performance/potential) to assess opportunities for our talent across the Firm and for succession planning purposes; and
•Goal setting and development discussions using a consistent template to ensure our leaders and associates are aligned on career and development goals, as well as opportunities for growth and improvement.
Kforce has continued to conduct check-in surveys throughout the pandemic to monitor wellness and determine if there are areas where we could bolster support. To take that even further, we will be investing more comprehensively into the full employee experience as our office occasional work environment continues to take shape. We have purchased software to run employee lifecycle surveying throughout the Kforce employee experience. A key objective will be to use employee data and sentiment to proactively address engagement indicators.
Upcoming activities include, but are not limited to:
•Full-scale employee engagement dashboard;
•Automated exit surveys;
•Lifecycle (stay) surveys;
•Employee engagement surveys; and
•Pulse surveying, as needed.
We believe information gathered from these activities will be useful to Kforce management in determining refinements to current or implementation of new goals and objectives. We provide information to our Board on overall talent management activities on a quarterly basis.
Diversity, Equity and Inclusion Program
Our diversity, equity and inclusion (“DE&I”) program has the mission of leveraging our core values and culture in further promoting an authentic culture of diversity, equity and inclusion at Kforce.
In 2021, Kforce advanced its objectives around building an increasingly robust pipeline of diverse candidates, enhancing our supplier diversity practices, and instituting training and mentorship programs to meet the mission and objectives of our DE&I program. An objective in 2022 is to launch internal “listening sessions,” which will be completed by an external expert to collect and analyze details on associates’ sentiment regarding inclusion and belonging. Information gathered during this process will greatly influence our programming decisions moving forward.
Our other DE&I activities also include, but are not limited to, the following:
•Furthering the diversity of our Board with the recent additions of Ms. Cloudman in 2020 and Mr. Brooks in 2021. Our Board is currently comprised of 40% diverse members with respect to gender and race;
•Enlisting third-parties to analyze our internal demographics, progression and pay-equity practices and studies;
•Creating an internal DE&I Council;
•Establishing an internal DE&I Resource Center (Website);
18 Kforce 2022 Proxy Statement

•Publishing a Corporate Social Responsibility Report available on our external website;
•Consistently communicating monthly cultural celebrations; and
•Conducting an ongoing DE&I learning journey for our associates that includes programs such as emotional intelligence and unconscious bias modules.
Based upon information collected, we believe our associate population is appropriately diverse. However, to provide further emphasis in the importance of maintaining and improving diversity that will benefit our performance to our customers and investors, we have established objectives to further improve levels of gender and demographic background within our workforce. Our commitment to DE&I goes beyond our partnerships and our Firm. From speaking engagements to career fairs to the charities we support, we actively participate in communities nationwide with a goal of doing our part in building a better tomorrow for today’s workforce.
Environmental
We are dedicated to promoting internal operational sustainability initiatives and, as small of a carbon footprint as we may have as a domestic talent solutions provider, keeping our ecological footprint to a minimum. As such, we were able to take advantage of more impactful opportunities by sustaining and enhancing certain actions that we implemented during the COVID-19 pandemic.
•Since March 2020, all of our employees have been working remotely.
•We have also been able to reduce certain business travel by using virtual and collaborative tools whenever possible, further limiting our ecological impact.
•The office occasional work environment that we have defined for Kforce requires significantly less square footage and less commuting than our pre-pandemic work environment, resulting in a reduced carbon footprint. We have already reduced the number of physical offices from 51 (leased and owned) pre-pandemic to 36 leased offices currently. We have also sold our approximately 128,000 square foot headquarters in Tampa and will be relocating to approximately 22,000 square feet of leased space in a new state-of-the-art, LEED-certified building in Tampa. The reduction in the number of our offices, the sale and downsizing of our corporate headquarters and migration of our offices to fit the office occasional environment is expected to reduce our overall square footage to be at least 60% to 70% lower than pre-pandemic levels. These reductions and our commitment to maintain an office occasional environment which will significantly reduce automobile emissions, will significantly reduce our carbon footprint.
Stewardship and Community Engagement
Our commitment to our local communities has been a passion for our Firm from the beginning. We truly lead from the front when it comes to stewardship, as demonstrated by our executives and Board members who serve on a number of charitable organizations’ boards.
Our Corporate Social Responsibility efforts are driven by our goal of Empowering People Through Knowledge Sharing®. Knowledge is power and we believe we can make a difference in our communities by sharing the expertise we’ve gained from nearly six decades in the staffing and solutions industry.
Community engagement is the foundation of our stewardship pillars: education, community development and human services. We have four corporate partnerships with Best Buddies, Feeding America, Junior Achievement and Special Operations Warrior Foundation but our impact extends far beyond that as we encourage our associates across the nation to get involved with any organization they are passionate about.
You can find more information about our pursuit of driving positive social change on our website at https://www.kforce.com/about/kforce-corporate-social-responsibility.
Governance
The Board has adopted a Commitment to Integrity, which is applicable to all directors, officers and employees of Kforce, including the Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer. It is intended to help our leaders and associates recognize and deal with ethical issues, deter wrongdoing and provide mechanisms to report potential dishonest or unethical conduct. We require all of our officers and employees to read and acknowledge the Commitment to Integrity. We also provide compliance training for the Commitment to Integrity and require certification of compliance on an annual basis. Our directors, officers and employees are also encouraged to report suspected violations of the Commitment to Integrity through various means, including a toll-free hotline administered by a third party, and they may do so anonymously.
The Firm also has a set of Corporate Governance Guidelines that sets forth the Firm’s corporate governance policies and practices and serves to guide the operation and direction of the Board. These guidelines, together with the charters for the standing committees of the Board and the Commitment to Integrity, are available at http://investor.kforce.com/governance/governance-documents.

19 Kforce 2022 Proxy Statement

Our 2022 Plan of Action
As with any rapidly evolving area, we will continue to invest in further integrating ESG considerations into our strategy and operations and formalizing our approach to ESG matters. We are committed to being a positive contributor and consider such efforts to be fundamentally aligned with our core values. We expect to advance the following in 2022 and ahead of our 2023 Annual Meeting of Shareholders:
•Governance and Oversight: To date, the Board has assumed primary oversight of the Firm’s ESG program. The Board receives quarterly updates regarding talent management activities, including matters pertaining to diversity, equity and inclusion (DE&I). The Board has delegated authority for oversight of the Firm ’s cyber-security program to the Audit Committee but has not otherwise delegated authority for specific topics to specific committee(s) of the Board. In 2022, the Board expects to make a decision on the roles of our committees in the oversight of ESG matters.
•Adoption of Standards: As the ESG landscape has rapidly evolved, there have been a significant number of organizations providing guidance on ESG and reporting frameworks. While no single standard setting body currently exists, we are mindful that the Sustainability Accounting Standards Board (SASB) and the Task Force for Climate-Related Financial Disclosures (TCFD) in particular appear to have gained significant acceptance. It is our intention to officially adopt a set of standards and a reporting framework for Kforce in 2022.
•Environmental Impact Study: Though we believe we have made substantial progress in reducing our carbon footprint, we have yet to undertake an assessment of our progress nor developed a specific plan or goals for further reductions. Leveraging outside expertise, it is our intention to conduct a formal environmental impact study that we expect will then form the basis for outlining our future goals and objectives.
•Evolve our Disclosures: With the expected advancements in 2022 listed above, we will continue to evolve our disclosures to provide additional clarity to our stakeholders.

RELATED PARTY TRANSACTIONS, COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The Audit Committee is responsible for reviewing and approving all related party transactions that Kforce is required to disclose in accordance with Item 404 of Regulation S-K. While the Board has not adopted a written policy, the Board believes that the Audit Committee’s practices and processes around the review, approval and ratification of transactions with related persons provides adequate evaluations of all potential related party transactions, including considerations on whether the transaction is on terms that are in the best interests of Kforce and our shareholders. The following related party transaction has been reviewed and approved by the Audit Committee.
During 2021, Kevin Oskison, the brother of our Chief Operations Officer, Kye Mitchell, was employed by Kforce as a Tech Strategic Delivery Director and received compensation of approximately $160,000 for employment services provided in 2021. Mr. Oskison has served in this role since January 2016 and has been employed with the Firm since 2009. Ms. Mitchell does not directly supervise or evaluate Mr. Oskison’s performance, nor does she have any input into his compensation.
Through March 7, 2022, the Firm’s Compensation Committee consisted of Elaine D. Rosen (as Chair), Mark F. Furlong and Ralph E. Struzziero. Mr. Struzziero served as the Chairman (1990-1994) and President (1980-1994) of Romac & Associates, Inc., a company acquired by Kforce in 1994. None of the other members of the Compensation Committee is currently or was formerly an officer or an employee of Kforce or its subsidiaries or had any relationship with Kforce requiring disclosure under Item 404 of Regulation S-K. During 2021, none of the Firm’s executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation Committee.
20 Kforce 2022 Proxy Statement

DIRECTOR COMPENSATION
The following table shows the annual compensation components for the year ended December 31, 2021 and the aggregate outstanding stock awards as of December 31, 2021 for our directors who served on the Board during 2021, except Mr. Dunkel:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)	Unvested Restricted Stock (4)	Deferred Restricted Stock Units (4)
Derrick D. Brooks	$69,000	$125,000	$1,687	$195,687	2,255	—
Catherine H. Cloudman	$72,000	$125,000	$1,687	$198,687	2,255	2,255
Ann E. Dunwoody	$102,000	$125,000	$5,880	$232,880	2,255	5,952
Mark F. Furlong	$117,000	$125,000	$2,501	$244,501	2,255	—
Randall A. Mehl	$102,000	$125,000	$11,866	$238,866	2,255	12,800
Elaine D. Rosen	$117,000	$125,000	$22,296	$264,296	2,255	23,557
N. John Simmons	$87,000	$125,000	$2,501	$214,501	2,255	—
Ralph E. Struzziero	$112,000	$125,000	$16,840	$253,840	2,255	14,755

(1)Fees earned or paid in cash consisted of: (a) annual retainer for each director of $40,000; (b) annual retainers for each committee chairperson of $15,000; (c) quarterly fees for each quarter of board service of $5,000; and (d) quarterly fees for each quarter of committee service of $3,750 for each of the Audit Committee, Compensation Committee and Nomination Committee and $3,000 for the Corporate Governance Committee.
(2)The amounts in this column represent the aggregate grant date fair value in accordance with FASB ASC 718. The amounts for all directors reflect a grant of 2,229 shares of restricted stock on April 23, 2021 with a closing stock price on that day of $56.08.
(3)The amounts reported in this column for all directors represent the dollar value of dividend equivalents credited on unvested restricted stock and deferred restricted stock units in the form of additional restricted stock.
(4)The beneficial ownership of common shares as of the Record Date for each of our directors is presented below under the heading of “Security Ownership of Certain Beneficial Owners and Management.”

21 Kforce 2022 Proxy Statement

EXECUTIVE OFFICERS
The ages and biographies for each of our executive officers is set forth below.

David L. Dunkel	Age:	68
Chairman
Mr. Dunkel has served as Kforce’s Chairman and a director since the Firm’s incorporation in 1994 and served as Chief Executive Officer from 1994 through December 30, 2021. He possesses a deep and unique understanding of the Firm’s business and operations. Mr. Dunkel retired from his position as CEO on December 30, 2021, but remains employed by Kforce, on a limited, part-time basis and will continue to serve as the Chairman of the Board of Directors. He previously served as President and Chief Executive Officer of Romac-FMA, one of Kforce’s predecessors, for 14 years.

Jeffrey B. Hackman	Age:	43
Senior Vice President, Finance and Accounting
Mr. Hackman has served as Kforce’s Principal Accounting Officer since October 2015 and as Senior Vice President of Finance and Accounting since March 2015. He is responsible for overseeing Kforce's finance, accounting, SEC reporting, tax, treasury, procurement and real estate functions in addition to investor relations and mergers and acquisitions. He previously served as the Firm’s Chief Accounting Officer and Principal Accounting Officer from February 2009 until September 2013 and as Kforce’s SEC Reporting Director from September 2007 to February 2009. Mr. Hackman served as the Global Chief Accounting Officer of Cunningham Lindsey from September 2013 until he rejoined Kforce in March 2015. Prior to September 2007, he was an Audit Senior Manager with Grant Thornton LLP.

David M. Kelly	Age:	56
Chief Financial Officer
Mr. Kelly has served as Kforce’s Chief Financial Officer since January 2013 and Corporate Secretary since February 2013. Mr. Kelly joined Kforce in 2000 and has served as Senior Vice President of Finance and Accounting from February 2009 to December 2012, Corporate Assistant Secretary from October 2010 to February 2013, Vice President of Finance from January 2005 to February 2009, Chief Accounting Officer from November 2000 to January 2005 and Group Financial Officer from January 2000 to November 2000. Before joining Kforce, Mr. Kelly served in various roles with different companies that included treasury director, vice president, and controller.

Joseph J. Liberatore	Age:	59
President and Chief Executive Officer
Mr. Liberatore has served as Kforce’s President since January 2013, prior to assuming the Chief Executive Officer position on January 1, 2022. Prior to his role as President, he previously served as Corporate Secretary from February 2007 to February 2013, Chief Financial Officer from October 2004 to December 2012, Executive Vice President from July 2008 to December 2012, Senior Vice President from 2000 to July 2008, Chief Talent Officer from 2001 to 2004 and Chief Sales Officer from September 2000 to August 2001. Mr. Liberatore has served in various other roles in Kforce (and its predecessors) since he joined the Firm in 1988.

Kye L. Mitchell	Age:	52
Chief Operations Officer
Ms. Mitchell has served as Kforce’s Chief Operations Officer since March 2016. Before her appointment as Chief Operations Officer, Ms. Mitchell served as Chief Operations Officer for the East Region from January 2013 to March 2016, Field President from January 2009 through December 2012, Market President from February 2006 to December 2008, and Market Vice President from February 2005 through January 2006. Ms. Mitchell joined Kforce in 2005 when Kforce acquired VistaRMS where she served as President.

Andrew G. Thomas	Age:	55
Chief Marketing Officer
Mr. Thomas has served as Kforce’s Chief Marketing Officer since July 2018. In his current role, he leads the Firm’s marketing, digital strategy, training and development, human resources, compensation and benefits organizations. Prior to this role, Mr. Thomas was the Firm’s Chief Field Services officer from December 2013 to July 2018. He has also served as the Executive Director of Kforce’s Finance and Accounting product offering where he oversaw strategy development and operations and other activities, as well as various other roles in Kforce since he joined the Firm in 1997.

22 Kforce 2022 Proxy Statement

PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
Our consolidated financial statements for the year ended December 31, 2021, have been audited by Deloitte & Touche LLP, independent auditors. The Audit Committee of the Board has selected Deloitte & Touche LLP, subject to ratification by shareholders, to audit our consolidated financial statements for the year ending December 31, 2022, to provide review services for each of the quarters in the year then ended, and to perform other appropriate services that may be necessary. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting to respond to appropriate questions and to make any other statements deemed appropriate.
Deloitte & Touche LLP has audited Kforce’s financial statements since the fiscal year ended December 31, 2000.
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS - FEE INFORMATION

Fee Type	2021	2020
Audit Fees (1)	$862,819	$872,302
Tax Fees (2)	$7,770	$2,048
All Other Fees (3)	$1,895	$1,895
(1)Relates to the annual audit of our financial statements and internal control over financial reporting, the review of our quarterly financial statements and audit services provided in connection with other statutory and regulatory filings
(2)Relates to tax advice, tax planning and tax consultation services.
(3)Relates to annual subscription to a Deloitte & Touche LLP research database.

The Audit Committee considered whether Deloitte & Touche LLP’s provision of the above non-audit services is compatible with maintaining such firm’s independence and satisfied itself as to Deloitte & Touche LLP’s independence.
POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT AUDITORS
The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors to ensure that the provision of such services does not impair the auditor’s independence. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific limit above which separate pre-approval is required. Management periodically reports to the Audit Committee the pre-approved services provided by the independent auditors as well as the fees for the services performed.
During the year ended December 31, 2021, 100% of services were pre-approved by the Audit Committee in accordance with this policy.
VOTE REQUIRED
Approval of this proposal requires the affirmative vote of a majority of the shares entitled to vote on the matter. An abstention is considered as present and entitled to vote and will have the effect of a vote against the proposal. A broker non-vote is considered not entitled to vote and will not affect the voting.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 2.

23 Kforce 2022 Proxy Statement

AUDIT COMMITTEE REPORT
Kforce Inc.’s Audit Committee is composed of three directors, all of whom the Board has determined to be independent within the meaning of the NASDAQ and SEC Rules. The Audit Committee assists the Board in general oversight of Kforce Inc.’s financial accounting and reporting process, system of internal control and audit process.
Kforce Inc.’s management has primary responsibility for Kforce Inc.’s consolidated financial statements and for maintaining effective internal control over financial reporting. Kforce Inc.’s independent auditors, Deloitte & Touche LLP, are responsible for expressing an opinion on Kforce Inc.’s consolidated financial statements as to whether they present fairly, in all material respects, Kforce Inc.’s financial position, results of operations and cash flows, in conformity with GAAP and an opinion on the effectiveness of Kforce’s internal control over financial reporting based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. This opinion is based on their audits.
In this context, the Audit Committee reports as follows:
1.The Audit Committee has reviewed and discussed the audited consolidated financial statements with Kforce Inc.’s management;
2.The Audit Committee has discussed with the independent auditors the matters required to be discussed by PCAOB Standard No. 1301 (Communications with Audit Committees) and the SEC;
3.The Audit Committee has received the written disclosures and the letter from the independent auditors required by the applicable requirements of the PCAOB regarding the independent auditor’s communications with the audit committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence; and
4.Based on the review and discussion referred to in the above paragraphs, the Audit Committee recommended to the Board that the audited financial statements be included in Kforce Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the SEC. The Audit Committee has also selected Deloitte & Touche LLP, subject to ratification by shareholders, to audit our consolidated financial statements for the year ending December 31, 2022, and to provide review services for each of the quarters in the year ending December 31, 2022.
Submitted by the Audit Committee (by the members prior to the March 7, 2022 changes),
Mark F. Furlong (Chair)
Randall A. Mehl
N. John Simmons
The above report shall not be deemed “soliciting material” or “filed” with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into such filings.
24 Kforce 2022 Proxy Statement

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee Report
The Compensation Committee of Kforce (the Committee) has reviewed and discussed the Compensation Discussion and Analysis (CD&A) required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Committee recommended to the Board that the CD&A be included in this Proxy Statement and incorporated into Kforce’s Annual Report on Form 10-K for the year ended December 31, 2021.
Submitted by the Compensation Committee on March 3, 2022
Elaine D. Rosen (Chair) ¦ Mark F. Furlong ¦ Ralph E. Struzziero

The above report shall not be deemed soliciting material or filed with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into such filings.
EXECUTIVE SUMMARY
The CD&A primarily focuses on the compensation of our Named Executive Officers (NEOs) for the year ended December 31, 2021, who were:
•David L. Dunkel, Chief Executive Officer (up until December 30, 2021)
•Joseph J. Liberatore, President (succeeded Mr. Dunkel as CEO effective January 1, 2022)
•David M. Kelly, Executive Vice President and Chief Financial Officer
•Kye L. Mitchell, Executive Vice President and Chief Operations Officer
•Andrew G. Thomas, Senior Vice President and Chief Marketing Officer
During 2021, Kforce:
•Grew overall revenue for the year ended December 31, 2021 by 13.9% year-over-year to $1.58 billion in 2021. This was driven by best-in-class organic performance within our Technology business where we grew revenues approximately 22% year-over-year.
•In the second half of 2021, revenue in our Technology business grew in excess of 30% on a year-over-year basis.
•Earnings per share (EPS) of $3.54 in 2021 grew 35.1% year-over-year.
•We returned $74.5 million in capital to shareholders in 2021, which represented more than 100% of our operating cash flows, via dividends of $20.1 million and stock buybacks of $54.4 million.
•As a result of our record levels of revenue and EPS growth, we significantly exceeded the maximum levels of revenue and EPS in the context of our annual incentive plan.
•Attained near maximum performance for our equity long-term incentive (LTI) metric due to our total shareholder return (TSR) over the past three years (January 1, 2019 through December 31, 2021) of 158% ranking 2nd among our Peer Group of 14 other reasonably comparable staffing and solutions providers.
•Significant progress was made towards our strategic initiatives including, but not limited to:
◦Went live with the final phase of the initial functionality of our Talent Relationship Management (TRM) system and continued to invest to further advance its capabilities, along with many other technology platforms.
◦Growth in our managed teams and project solutions offering within our Technology business significantly outpaced overall Technology growth.
◦The repositioning of our FA business towards more highly skilled assignments.
◦Significantly advanced our Kforce Reimagined initiative. A key objective of this initiative was to define Kforce’s future work environment, which we refer to as Office Occasional. This work environment is expected to provide maximum flexibility and choice to our associates in designing their workdays that is grounded in trust and supported by technology.
◦Our back office transformation initiative, which is a multi-year program aimed at dramatically improving our capability to further enhance the efficiency by which we support the Firm in meeting our client, candidate, and consultant requirements.
◦Advancement of our destination employer initiative, which is aimed at retaining and attracting top talent
◦Successfully held our first Firm-wide virtual conference on December 13, 2021, where we rolled out our strategic priorities, refreshed core values, new logo and several Firm-wide initiatives.
•We also made progress on our talent strategy initiative, including leadership development activities, and intensified our diversity, equity and inclusion efforts.
•Our customer and employee satisfaction levels are at an all-time high. We carry the highest Glassdoor rating among our peers, achieved a world class net promoter score from our clients and consultants and are the most recognized firm by technology consultants according to SIA.
As a result of our overall financial, operational and TSR performance, the Committee approved:
•Annual incentive payouts based on performance against our financial metrics (payouts were at max for both our revenue and EPS metric) and on individual performance objectives payouts were at maximum for each NEO,
•Given the exceptional record-setting financial performance in 2021, the Committee, as was established as a new plan component for 2021, approved incremental bonus payouts of 20% of target for each NEO due to performance far exceeding maximum levels, and
25 Kforce 2022 Proxy Statement

•Equity LTI payouts were based on the 2nd place ranking for TSR performance relative to our Peer Group.
Overall, the Committee believes the compensation levels in 2021 are aligned with the Firm’s performance results.
OUR COMPENSATION PRINCIPLES, COMPONENTS AND PRACTICES

What We Do		What We Don’t Do
☑	Target Annual NEO Compensation at Market Median for Market Median Performance	☒	Define Market Median by Comparison to Companies Outside of our Primary Sector
☑	Provide Pay for Performance by Paying Higher Compensation for Above Median Performance and Lower Compensation for Below Median Performance	☒	Set Targets for Incentive Plans that are Easy to Attain
☑	Ensure Performance-Based Compensation is the Largest Part of Total Compensation	☒	Provide Excessive Perquisites
☑	Ensure Equity-Based LTI Compensation is a Significant Component of Performance-Based Compensation	☒	Allow Repricing or Cash Buyouts of Previous Equity-Based LTI Grants
☑	Require Minimum Levels of Share Ownership	☒	Allow Hedging or Pledging of Company Stock or Other Related Activities
☑	Maintain a Significant Clawback Policy	☒	Create New Excise Tax Gross-ups
		☒	Create New or Materially Amend Executive Employment Agreements with Provisions for Severance Payouts Exceeding 1x Cash Compensation or Change in Control Severance Payouts Exceeding 2x Cash Compensation

26 Kforce 2022 Proxy Statement

Our Executive Compensation Philosophy and Practices
Our executive compensation philosophy is to attract, motivate and retain highly qualified executives who can maximize shareholder value. To carry out this philosophy, we have embraced the following principles intended to guide compensation design and administrative decisions made by the Committee, the Board and management.

Attract and Retain Key Executives
Attracting and retaining key executive talent is critical to the success of a professional staffing and solutions firm in which people represent the true assets. The Committee believes an understanding of competitive market pay levels and best compensation practices is essential to hiring and retaining qualified executives able to create and drive business strategies, long-term profitable growth and, long-term shareholder value.

Target Annual NEO Compensation at Market Median	The executive compensation plan is designed to target the total pay level for our NEOs at the median of comparable companies. To effectively accomplish this, the Committee annually reviews compensation data from several independent sources with the assistance of an independent executive compensation consultant. Our competitive market for executive talent is primarily staffing organizations; however, the Committee also reviews pay data for other professional service and consulting organizations of comparable size and similar business models.

Provide Pay for Performance by Paying Higher Compensation for Above Median Performance and Lower Compensation for Below Median Performance	The Committee believes executive compensation should align with our revenue, profitability and TSR performance and provide superior cash and equity compensation opportunities for superior performance. The same is true for below median performance resulting in lower compensation.
The Committee also believes the design of our compensation programs provides incentives for our NEOs to exceed targeted performance, which results in significant relative shareholder value creation and creates a positive perception of Kforce in the highly competitive market for executive talent.

Ensure Performance-Based Compensation is the Largest Part of Total Compensation
The Committee designs the compensation framework with significant emphasis on performance-based compensation over fixed compensation to motivate our NEOs to drive operational performance without encouraging unreasonable risk. Performance-based compensation at target comprised 77% of target total direct compensation for our CEO and between 67% and 75% for our other NEOs in 2021.

Ensure Equity-Based LTI Compensation is a Significant Component of Performance-Based Compensation
The Committee believes equity-based LTI compensation should be a significant component of performance-based compensation to further focus executive efforts on long-term shareholder returns. Target equity LTI ranged from 56% to 71% of target total performance-based compensation for our NEOs in 2021. We believe the opportunity to earn the designated equity LTI performance objectives motivates the achievement of higher relative TSR and driving continued improved shareholder value; it also serves to retain our executives for the long-term, given that our LTI awards have time-based vesting provisions between three and four years.

Require Minimum Levels of Share Ownership
The Committee believes our executives should have a personal financial stake in Kforce’s ongoing future success, primarily driven by a desire to match their interests with those of our shareholders.
To further align the interests of executives and long-term shareholders, our Board has adopted formal ownership guidelines, as set forth below.

Set Challenging Performance Objectives
We work to set difficult but attainable financial growth performance objectives for our NEOs in the context of the annual incentive plan as evidenced by the fact that threshold and target goals and objectives have not been met in every plan year.

Consider Tax Deductibility in Compensation Plan Design
The Committee considers all possible tax consequences in the design of our executive compensation programs. Our NEO compensation framework was structured so that our performance-based annual incentive and LTI awards would be deductible under Section 162(m) of the Internal Revenue Code (the Code). The enactment of the 2017 Tax Cuts and Jobs Act (“TCJA”) resulted in the elimination of performance-based compensation exemptions, except with respect to certain grandfathered arrangements granted prior to November 2, 2017 and up to certain annual levels. As a result, this has limited the tax deductibility of NEO compensation beginning in 2018.
Despite the changes to Section 162(m), we expect the structure of our NEO compensation program will continue to include a significant portion of performance-based compensation, which is consistent with our compensation philosophy of linking pay with performance and aligning executive interests with those of our shareholders.

27 Kforce 2022 Proxy Statement

The Company’s compensation program has the following features for alignment with best practices:

Minimum Required Share Ownership Guidelines	Our Corporate Governance Guidelines include a stock ownership policy for our directors and executives. The minimum level of holdings for each position is as follows:
		Target Holding Level (Lesser Of)
	Position	Annual Retainer / Salary	OR	Shares
	Director	3x		5,000
	Chief Executive Officer	5x		200,000
	President	3x		100,000
	Chief Financial Officer	2x		50,000
	Chief Operations Officer	2x		30,000
	Other members of Kforce’s Executive Leadership Team	0.5x		10,000

In accordance with the policy, directors have three years from the effective date of joining the Board, and executives have two years from the effective date of a promotion or salary increase, to attain the ownership level. As of the date of this proxy, all directors, NEOs and other members of our executive leadership were in compliance with the policy.

Clawback Policy
Our Corporate Governance Guidelines include a clawback policy applicable to all executive officers. Accordingly, in the event of a restatement of our financial statements because of a material noncompliance with any financial reporting requirements under the federal securities laws, the Board will, if determined appropriate, recover from current executives any incentive-based compensation paid for any applicable performance periods beginning after March 30, 2012.

Equity Plan Features
The Committee believes Kforce’s equity plans are structured to avoid problematic pay practices and features that could be detrimental to shareholder interests.
None of our Stock Incentive Plans (as approved by shareholders since 2013) permit repricing or cash buyouts of underwater options or stock appreciation rights without shareholder approval. Our Stock Incentive Plans since 2017 require a minimum vesting period of one year on all award types. In addition, our Stock Incentive Plans since 2019 require a minimum holding period of one year after exercise of any options and stock appreciation rights for all NEOs; we will also apply this policy to any awards granted outside of this plan.

Insider Trading
Our Insider Trading Policy governs the trading in our securities by directors, officers and employees and other persons who have or may have access to material, nonpublic information. The policy has the following restrictions:

	s	No trading while in the possession of material, nonpublic information
	s	No trading during designated black-out periods
	s	No trading without pre-approval
	s	No margin accounts

Hedging and Pledging	Our Insider Trading Policy expressly prohibits the Firm’s directors, officers, employees, consultants, contractors and other individuals determined by the Firm as Insiders, including any persons living in their household and family members who do not reside with them but whose investment decisions are directed by them or who otherwise confer with them when making investment decisions with respect to Firm securities and any entities controlled by them, from engaging in any hedging transaction related to the Firm’s securities (including, without limitation, prepaid variable forwards, equity swaps, collars and exchange funds) or otherwise trading in any interest or position relating to the future price of the Firm’s securities, such as a put, call or short sale. This Insider Trading Policy similarly prohibits any Firm Insider from holding any of the Firm’s securities in a margin account or otherwise pledging any of the Firm’s securities as collateral unless approved in advance by the Insider Trading Compliance Committee or, in the case of Section 16 insiders, the Compensation Committee of the Board of Directors. There were no executive officers or directors that held the Firm’s securities in a margin account or otherwise pledged the Firm’s securities as collateral.

Elimination of Excise Tax Gross-Up
In 2009, the Committee resolved to not enter into any new employment agreements, or materially amend any existing employment agreements with its executives that contain excise tax gross-up provisions in the event of a change-in-control event going forward. Since the Committee’s resolution, all new or amended executive employment agreements have excluded excise tax gross-up provisions. As a result, the only remaining employment agreement which continues to include excise tax gross-up provisions is for Mr. Liberatore; this agreement was most recently amended in 2008.

28 Kforce 2022 Proxy Statement

Roles and Responsibilities
Role of the Compensation Committee
The Committee, which consists entirely of independent directors, is responsible for development of the compensation principles that guide the design of the Firm’s executive compensation program, inclusive of benefit policies and practices. The Committee has concluded the compensation policies and practices of the Firm do not create risks that are reasonably likely to have a material adverse effect on Kforce.
The Committee makes every effort to maintain its independence and objectivity. The Committee meets in executive session on a quarterly basis for discussions or decisions regarding executive compensation. While the Committee receives input and discusses compensation with the CEO and CFO, the ultimate determination regarding the annual compensation of the CEO and the other NEOs, is in the Committee’s sole and absolute discretion.
The Committee is committed to:
•ensuring Kforce’s executive compensation program remains aligned with best practices and is in the best interests of our shareholders;
•establishing and maintaining a pay-for-performance executive compensation program consistent with our shareholders’ interests while providing appropriate incentives to our executives; and
•staying informed of current and emerging trends and best practices.
Role of the Independent Compensation Consultant
Overall, the independent compensation consultant assists with various items, including evaluating and providing guidance with respect to compliance with the approved compensation framework and its alignment with our performance; effectiveness of the compensation framework; benchmarking studies and analysis; and competitiveness of our executive compensation (including salary, annual incentives and long-term incentives) as compared to the market.
The Committee has retained Pay Governance LLC, a national independent consulting firm (“Pay Governance”), to serve as the Committee’s compensation consultant. The Committee assessed Pay Governance’s independence based on various factors and determined Pay Governance’s engagement, and the anticipated services to be provided to the Committee, did not raise any conflicts of interest. Except for the services provided to the Committee, Pay Governance did not provide any other services to the Firm.

29 Kforce 2022 Proxy Statement

Peer Group and Benchmarking
The Committee uses a peer group of companies as a source for executive compensation benchmarking data and comparisons to Kforce’s executive compensation levels; insight into external compensation practices; and determining specific financial objectives for our performance-based compensation. Additionally, our peer group is used to determine annual equity LTI compensation levels based on our relative TSR performance.
The Committee focuses on selecting peers that are publicly traded professional staffing and solutions companies active in recruiting and placing reasonably similar skill sets at similar types of clients, including companies we consider to be our direct business competitors. The specialty staffing and solutions industry is made up of thousands of companies, most of which are small local firms providing limited service offerings to a relatively small local client base. According to a report published by SIA in 2021, Kforce is one of the 10 largest publicly traded specialty staffing firms in the United States, so the size of our peer companies varies considerably. Therefore, the Committee selects other peers that are similar in terms of size (as measured by revenue and market capitalization), but may not be in the staffing industry. We attempt to match the median size of the peer group to Kforce by balancing a selection of both larger and smaller companies. The primary criteria for selection include customers, revenue footprint, geographical/domestic presence, talent, complexity of operating model and companies with which we compete for executive level talent.
Our Peer Group for 2021 consisted of the following companies:

AMN Healthcare Services, Inc.	Heidrick & Struggles International, Inc.	Resources Connection, Inc.
ASGN Incorporated	Huron Consulting Group Inc.	Robert Half International Inc.
Cross Country Healthcare, Inc.	Kelly Services, Inc.	TrueBlue, Inc.
Computer Task Group, Inc.	Korn Ferry International	Volt Information Sciences, Inc.
The Hackett Group, Inc.	Manpower Group Inc.
As is customary as we approach a new NEO compensation plan year, the Committee requested that Pay Governance assist in assessing the appropriateness of our peer group. Based on the recommendation of Pay Governance, the Committee decided to remove Computer Task Group (CTG) and Volt Information Services, Inc. (VOLT) from the peer group due primarily to their size and replace them with Barrett Business Services, Inc. (BBSI) and CBIZ Inc. (CBZ) as they are more similarly sized in terms of market cap and revenue.
Our Peer Group for 2022 will consist of the following companies:

AMN Healthcare Services Inc.	The Hackett Group, Inc.	Manpower Group, Inc.
ASGN Incorporated	Heidrick &Struggles International, Inc.	Resources Connection, Inc.
Barrett Business Services	Huron Consulting Group Inc.	Robert Half International, Inc.
CBIZ, Inc.	Kelly Services, Inc.	TrueBlue, Inc.
Cross Country Healthcare, Inc.	Korn Ferry International

The following table shows the financial statistics for the 2021 Peer Group and includes our percentile rank among the 2021 Peer Group:

(in millions)	Revenue	Market Capitalization
25th Percentile	$733	$560
Median	$1,327	$956
75th Percentile	$3,561	$4,210

Kforce Inc.	$1,398	$1,288
Percentile Rank	51	62

30 Kforce 2022 Proxy Statement

Consideration of Shareholder Feedback
We believe shareholder feedback helps to strengthen our corporate governance practices and executive compensation framework. The feedback from both our annual shareholder outreach program, as well as the results of our advisory votes on executive compensation, enhances our understanding of our shareholders’ concerns and areas of focus. We remain committed to open and transparent communication and engagement with our shareholders and take their feedback into consideration. Our shareholders are invited to communicate with our directors either individually or as a group by writing to the attention of our Corporate Secretary at Kforce Inc., 1001 East Palm Avenue, Tampa, Florida 33605. Such communications will be delivered directly to our Board.
As an ongoing annual practice, we reach out to our top 25 institutional shareholders, which represents more than half of our shares outstanding, to solicit feedback on various topics, including corporate governance practices, Board composition and refreshment and executive compensation, among others. As part of this outreach, we offer conversations with management and with the Compensation Committee Chair and/or other members of the Committee or Board. We have evolved our corporate governance and compensation programs in recent years based on the feedback received during these outreach efforts and through other ongoing communications. For 2021, our annual shareholder outreach efforts did not result in any significant comments or concerns.
Over the past several years, our say on pay proposal has received substantial support from our shareholders. The following shows the percentage of votes (excluding brokers non-votes) cast for the advisory vote to approve executive compensation:

The Compensation Committee believes these voting results reflect our shareholders’ support of our overall NEO compensation framework and indicates approval of executive compensation paid in the context of our performance results.

2021 NAMED EXECUTIVE OFFICER COMPENSATION
Financial and Operational Summary
In 2021, despite the continued uncertainty in the macro environment and impacts from the COVID-19 (and subsequent variants) pandemic on the economy, we significantly progressed our strategic initiatives (highlighted above) and had a record-breaking year from a financial performance standpoint.
Overall revenues and earnings per share grew approximately 14% and 35%, respectively, year-over-year. Revenues in our Technology business increased approximately 22% in 2021 and accelerated as the year progressed reaching in excess of 30% year-over-year growth in the second half of 2021. This performance is compared to an expectation established by Staffing Industry Analysts of an increase of 11%, which is evidence that we were successful in significantly expanding our market share yet again in 2021.
Earnings per share of $3.54 benefited from the leverage from our solid revenue growth as well as expanding gross and operating margins on a year-over-year basis.
Our return on invested capital in the fourth quarter of 2021 was approximately 45%, which suggests that we were efficient in the use of capital. To that end, we further strengthened our balance sheet as evidenced by exiting 2021 with a minimal amount of net debt and significant availability under our $200 million credit facility, while returning $74.4 million of capital to our shareholders in the form of open market repurchases totaling $54.3 million, or 0.9 million shares, and quarterly dividends totaling $20.1 million, or $0.98 per share, during the year ended December 31, 2021.

31 Kforce 2022 Proxy Statement

The following presents our revenue and EPS performance over the last three fiscal years.

Revenue
16
14
12
10
8
6
4
2
0
Growth Rate
2.0
1.0
0.0
Revenue $
14.0%
$1.35
$1.40
$1.58
3.3%
3.3%
2019
2020
2021
Growth Rate (per billing day)
Revenue ($ in Billions)

Diluted EPS
100
80
60
40
20
0
Growth Rate
$4.00
$3.50
$3.00
$2.50
$2.00
$1.50
$1.00
Diluted EPS
$2.29
13.4%
$2.62
14.4%
$3.54
35.1%
2019
2020
2021
Growth Rate
Diluted EPS

Our financial performance in 2021 resulted in the achievement of maximum revenue levels and maximum EPS incentive payouts for all NEOs.
The following presents our three-year TSR performance (the metric upon which our equity LTI payouts are based).

Our three-year TSR performance resulted in a 2nd place finish among our Peer Group.

TSR vs Peer Group
300.0%
250.0%
200.0%
150.0%
100.0%
50.0%
0.0%
-50.0%
120.0%
100.0%
80.0%
60.0%
40.0%
20.0%
0.0%
278.7%
158.1%
144.4%
126.4%
115.9%
107.3%
97.3%
62.0%
48.8%
41.1%
37.1%
35.3%
24.4%
-2.7%
-16.3%
CCRN
KFRC
CTG
ASGN
AMN
RHI
KFY
MAN
HSII
RGP
HCKT
VOLT
TBI
HURN
KELYA
Performance
Percentile

32 Kforce 2022 Proxy Statement

2021 NEO Compensation Components, Results and Determinations
The following section discusses the compensation components and results for our NEOs during 2021. The compensation framework was comprised of salary and performance-based components, including:
•Annual incentive compensation, which was based on (i) certain financial metrics (revenue and diluted EPS) and, to a lesser extent, individual accomplishments and management business objectives (“MBO”) and (ii) as disclosed in our 2021 Proxy Statement, given the uncertainty in the macro environment, the Committee included a specific mechanism to make a discretionary adjustment (up or down) to the annual incentive of up to 20% of target annual incentive compensation.
•Equity LTI compensation, which was based on Kforce’s TSR performance over a three-year measurement period relative to our predetermined peer group.
The Committee emphasizes the use of variable performance-based compensation over fixed compensation to effectively motivate our NEOs to drive operational performance. The following charts show fixed compensation (equal to salary) and the performance-based compensation components, each as a percentage of total direct compensation (“TDC”) for the CEO and for the other NEOs in the aggregate for 2021. We define TDC as the amount of total compensation derived from salary, annual incentives and equity LTI.

2021 COMPENSATION AT TARGET
The charts below summarize the actual outcomes for 2021, which represent:
•Payment of maximum annual incentive levels, driven by performance against our financial metrics and individual performance objectives for 2021.
•Payment of an incremental bonus of 20% of target for each of the NEOs to reflect the best-in-class revenue performance, which exceeded the market by 2x and tremendous progress advancing other strategic objectives.
•Grant of equity LTIs at just below maximum due to achieving 2nd place for three-year TSR performance relative to our Peer Group for 2021.

33 Kforce 2022 Proxy Statement

2021 ACTUAL COMPENSATION PAYOUTS
We discuss each compensation component separately below in more detail.
Salary
It is generally the Committee’s desire to target salaries at the market median and only provide periodic increases when warranted, rather than annual increases. None of the NEOs received increases during 2021 because their respective salaries were at competitive market median rates. The following table shows each NEO’s salary for 2021:

Name	Salary
David L. Dunkel	$875,000
Joseph J. Liberatore	$660,000
David M. Kelly	$480,000
Kye L. Mitchell	$480,000
Andrew G. Thomas	$350,000

34 Kforce 2022 Proxy Statement

Annual Incentive Compensation
Annual incentive compensation for 2021 was targeted at the median of our Peer Group. Actual payout levels of the annual incentive awards may be above or below target based on actual performance. In addition, our annual incentive awards require minimum performance thresholds for any payout to occur for specific performance measures and objectives. We believe the annual incentive effectively motivates our NEOs to drive operational performance without encouraging unreasonable risk. The Committee believes the achievement of year-over-year revenue and diluted EPS growth goals, when combined with other individual objectives, will result in sustainable long-term shareholder value creation.
The annual incentive compensation for our NEOs consisted of the following performance-based components:
1.A financial metric incentive (the Financial Performance Incentive). The 2021 Financial Performance Incentive represented 80% (50% for Mr. Thomas) of the total target incentive award and was based on pre-determined levels of revenue and EPS performance. Revenue and EPS growth incentives continue to be the metrics we believe best demonstrate our annual progression towards generating long-term shareholder value and align to our commitment of improving our profitability levels as we grow revenues.
a.Revenue: We have aligned the portion of the Financial Performance Incentive that is based on revenue to our ability to achieve revenue growth in our technology business and higher skilled and strategically important Finance and Accounting (FA) business (hereinafter referred to as “Targeted Revenues”). This structure is designed to align the revenue metric for the Financial Performance Incentive with Kforce’s strategic decisions and objectives. The Targeted Revenue growth metric for 2021 does not include revenues from our COVID-19 business nor our lower skilled FA business, which Kforce is no longer pursuing. We made a strategic decision to reposition our FA business towards higher skilled assignments that were less susceptible to technology disruption and automation. As a result, we expected revenues in our FA business to decline in 2021 on a year-over-year basis.
b.EPS: The EPS portion of the Financial Performance Incentive was calculated on consolidated results as the Committee believes this holds management accountable for the profitability related to the entire revenue stream inclusive of the COVID-19 business and the run-off from the lower skilled FA business. Given that we expected significant revenue declines in our FA business as a result of the repositioning, for which those declines were not factored into Targeted Revenues, consolidated EPS (at target levels) was anticipated to be negative (down 2%, as indicated in the table below).
2.An objectives-based incentive (the MBO Incentive) for individual accomplishments and management business objectives. The MBO Incentive represented 20% (50% for Mr. Thomas) of the total target incentive award.
Each of the above components is calculated as follows: (Salary) x (Target Annual Incentive Percentage) x (Target Annual Incentive Allocation Percentage) x (Payout Percentage of Target).
While the Committee always has discretion in administering NEO compensation, as disclosed in our 2021 Proxy Statement, the Committee created a specific mechanism within the NEO compensation plan to adjust (up or down) the amount of compensation otherwise payable under the Annual Incentive Compensation component by up to 20% of target payout levels. This was put in place primarily due to the continued uncertainty that existed in the macro-economic environment, including COVID-19 and variants thereof, and their potential impact on Kforce’s business.
The Target Annual Incentive Percentages used to calculate the 2021 annual incentive awards were selected to provide market median compensation for market median performance. The Target Annual Incentive Percentage and Allocation across each component is shown below.

		2021 Target Annual Incentive		2021 Target Annual Incentive Allocation
Name	Salary	%	$	Revenue (40%; 25% for Mr. Thomas)	EPS (40%; 25% for Mr. Thomas)	MBO (20%; 50% for Mr. Thomas)
David L. Dunkel	$875,000	100%	$875,000	$350,000	$350,000	$175,000
Joseph J. Liberatore	$660,000	90%	$594,000	$237,600	$237,600	$118,800
David M. Kelly	$480,000	90%	$432,000	$172,800	$172,800	$86,400
Kye L. Mitchell	$480,000	90%	$432,000	$172,800	$172,800	$86,400
Andrew G. Thomas	$350,000	90%	$315,000	$78,750	$78,750	$157,500
The following table provides the potential Financial Performance Incentive payout ranges as determined by the Committee, based on Targeted Revenue and diluted EPS growth. The Committee determines the objectives for Targeted Revenue and diluted EPS growth based on average market growth rates in the staffing industry and also considers average expectations among our Peer Group.
35 Kforce 2022 Proxy Statement

Targeted Revenue and diluted EPS amounts and the related year-over-year changes at Threshold, Target and Maximum performance levels are provided below. The levels between Threshold, Target and Maximum are interpolated.

	Targeted Revenue (in millions)	Targeted Revenue Year-over-Year Growth	Payout % of Target	Diluted EPS	Year-over-Year Change (1)	Payout % of Target
Threshold	$1,209	1%	25%	$2.30	(12)%	25%
Target	$1,268	6%	100%	$2.57	(2)%	100%
Maximum	$1,338	12%	200%	$2.95	13%	200%
(1) At Threshold and Target levels, consolidated EPS was anticipated to be negative due to the expected year-over-year revenue declines in our FA business as a result of the strategic repositioning.
For 2021, we achieved Targeted Revenue of $1.488 billion (growth of approximately 24%) and diluted EPS of $3.54 (growth of approximately 35%); thus, attained 200% of Targeted Revenue and 200% of diluted EPS. As a result, overall payments for the Financial Performance Incentive were at 200% of target payout levels.
For purposes of the MBO Incentive, the Committee considers each individual’s accomplishments based on management business objectives and overall operational performance. As with the Financial Performance Incentive goals, the Committee strives to set the individual goals at levels intended to effectively motivate superior operational performance without encouraging unreasonable risk.
Our NEOs 2021 MBO Incentive was focused around our strategic objectives of driving disproportionate growth in our managed teams and project solutions offering, migrating our FA business to focus on higher level skill sets, advancing the Firm’s Kforce Reimagined efforts, making prudent technology and other investments to enhance the efficiency and effectiveness of our operating model (including the implementation of our TRM and initiation of back office transformation efforts), advancing our talent strategy, including advancements in DE&I related initiatives and leadership development and further enhancing Kforce’s brand and reputation.
In 2021, our NEOs made tremendous progress on these strategic initiatives while continuing to navigate Kforce through a pandemic, delivered solid overall financial performance and best-in-class growth in our technology business, and achieved a 2nd place TSR Performance among our Peer Group (after two successive 1st place performances in 2019 and 2020).
Factors not contemplated at the beginning of 2021 when MBOs were established but considered by the Committee in assessing MBO attainment levels and exercising its discretion included:
•Significant growth in our Technology business with full year revenues growing approximately 22% year-over-year and 30% year-over-year in the second half of 2021.
•Financial performance in 2021 far eclipsed maximum levels by $100 million (for revenue) and nearly $0.60 (for EPS).
•Advanced our Destination Employer initiative aimed at retaining and attracting top talent.
•Continued to prioritize the health and well-being of our associates, including defining our future flexible work environment, and investing in the development of our leaders.
•Successful rollout of the Firm’s strategic priorities, refresh of Kforce’s core values, new logo, and several Firm-wide initiatives at our first ever virtual conference.
The Committee determined the MBO incentive should be paid at maximum for achievement of the predetermined MBO Incentive objectives. In addition, the Committee decided to exercise its discretion to adjust annual incentive payouts by increasing each NEO’s payout (by 20% of target) due to outstanding management performance in 2021.
The annual incentives earned in 2021 for each NEO is shown in the table below:

		2021 Attainment as a % of Target			2021 Incentive Payouts
Name	Target Annual Incentive	Revenue (40%; 25% for Mr. Thomas)	EPS (40%; 25% for Mr. Thomas)	MBO (20%; 50% for Mr. Thomas)	Revenue	EPS	MBO	Incremental Bonus	Total
David L. Dunkel	$875,000	200%	200%	200%	$700,000	$700,000	$350,000	$175,000	$1,925,000
Joseph J. Liberatore	$594,000	200%	200%	200%	$475,200	$475,200	$237,600	$118,800	$1,306,800
David M. Kelly	$432,000	200%	200%	200%	$345,600	$345,600	$172,800	$86,400	$950,400
Kye L. Mitchell	$432,000	200%	200%	200%	$345,600	$345,600	$172,800	$86,400	$950,400
Andrew G. Thomas	$315,000	200%	200%	200%	$157,500	$157,500	$315,000	$63,000	$693,000
Equity Long-Term Incentive
Our equity LTI awards are 100% performance based and LTI performance objectives are set to align executive and shareholder interests. Actual payout levels for the equity LTI may be above or below target based on actual performance and require minimum performance thresholds for any payout to occur. Equity LTI awards for performance relative to our Peer Group are
36 Kforce 2022 Proxy Statement

awarded by the Committee in the form of a restricted stock grant that has a four-year time-based vesting period, except for Mr. Dunkel, who has a two-year time-based vesting period for his 2021 award to take into account for his age, tenure, significant equity holdings and recent CEO Succession, all of which the Committee believes provides an appropriate long-term retention incentive.
The equity LTI compensation was based on relative TSR performance over a three-year measurement period relative to our Peer Group. The following table shows the dollar value of the equity LTI grant for each of the NEOs at threshold, target and max based on our relative TSR rank versus our Peer Group of 14 companies for 2021:

Peer Group Relative TSR Rank:	14/15	13	8	1
Name	Below Threshold	Threshold	Target	Max
David L. Dunkel	$—	$1,050,000	$2,100,000	$3,375,000
Joseph J. Liberatore	$—	$700,000	$1,400,000	$2,550,000
David M. Kelly	$—	$575,000	$725,000	$1,345,000
Kye L. Mitchell	$—	$525,000	$650,000	$1,312,500
Andrew G. Thomas	$—	$300,000	$400,000	$625,000
The table below illustrates the key performance results and resulting grant information for the 2021 equity LTI awards.

Measurement Period	TSR Performance	Peer Group Relative TSR Rank	Grant Date of Restricted Stock Award	Grant Date Closing Stock Price
2019-2021	158%	2nd	December 31, 2021	$75.22
The table below illustrates the equity LTI awards, including the number of shares and the grant date fair value. Having made equity grants based upon attainment of performance criteria, the Committee believes the restricted stock awards’ additional time-based vesting requirements further aligns compensation with our long-term performance and our shareholders’ interests, and also acts as a significant retention vehicle for these executives.

Name	Type of Award	# of Shares	Grant Date Fair Value
David L. Dunkel	Annual LTI	42,542	$3,200,009
Joseph J. Liberatore	Annual LTI	31,906	$2,399,969
	One Time LTI Grant (1)	29,912	$2,249,981
David M. Kelly	Annual LTI	16,419	$1,235,037
	Special Leadership Grant (2)	2,659	$200,010
Kye L. Mitchell	Annual LTI	15,787	$1,187,498
	Special Leadership Grant (2)	2,659	$200,010
Andrew G. Thomas	Annual LTI	7,810	$587,468
	Special Leadership Grant (2)	2,659	$200,010
(1) As part of the CEO Succession, the Committee approved a one-time CEO transition LTI grant of $2.25 million, which was granted on December 31, 2021. This grant vests 100% on December 27, 2026 and, consistent with our standard practice, is subject to Mr. Liberatore’s continued employment.
(2) In addition to the Annual LTI grant, the Committee authorized a Special Leadership Grant in the aggregate amount of $10 million to approximately 100 Kforce leaders in recognition of their contributions and to serve as an effective retention vehicle.
2022 NEO Compensation Changes
In connection with the CEO Succession activities, the Committee engaged Pay Governance to perform a current review of NEO compensation levels against market benchmarks, which resulted in certain changes to compensation levels, including salary, and in some cases the structure of the NEO compensation plan for 2022. We describe below the changes made to the 2022 NEO compensation plan:
•The 2022 base salary for the NEO’s:.

Name	2022 Salary	2021 Salary	% increase
Joseph J. Liberatore (1)	$850,000	$660,000	29%
David M. Kelly (2)	$540,000	$480,000	13%
Kye L. Mitchell (2)	$540,000	$480,000	13%
Andrew G. Thomas (2)	$400,000	$350,000	14%
(1) Mr. Liberatore received an increase to his salary driven by his promotion to the CEO position
37 Kforce 2022 Proxy Statement

effective January 1, 2022.
(2) The last increase in base salary for Mr. Kelly and Ms. Mitchell was in 2016 and Mr. Thomas was in 2017.

•The structure of the annual incentive portion of compensation for the NEO’s is unchanged from 2021 with the exception of:
◦Mr. Liberatore’s target annual incentive increased to 115% of salary from his current 90% as a result of his promotion to the CEO position.
◦Mr. Thomas’ incentive allocation has been adjusted from 50% MBO / 25% revenue /25% EPS to 20% MBO / 40% revenue / 40% EPS to be consistent with the other NEOs.
•The structure of the long-term incentive portion of compensation for the NEO’s is unchanged from 2021 with the following exceptions:
◦Mr. Liberatore’s long-term incentive target was increased from $1.4 million to $2.3 million based on his promotion to the CEO position.
◦Mr. Thomas’ long-term incentive was increased from $400,000 to $450,000 to be more aligned with market benchmarks.
CEO Pay Ratio
We calculated the ratio of our CEO’s total annual compensation to the median of the total annual compensation of our other employees under applicable SEC rules, using a reasonable estimate. As of December 31, 2021, Kforce employed approximately 2,000 associates and we had approximately 11,000 consultants on assignment providing flexible staffing services and solutions to our clients. More than 80% of the consultants are employed directly by Kforce with the remainder consisting of qualified independent contractors. To determine our median employee, we compiled a list of all employees from our payroll records including all full-time, part-time, temporary and seasonal employees who were employed as of December 31, 2021, which included our consultants that were directly employed by Kforce as of that date, but did not include the independent contractors. We examined all wages as reportable on Form W-2 for 2021 for these individuals, excluding our CEO. We annualized the compensation for any full-time and part-time employees that were not employed by us for all of 2021. However, it is important to note that our consultants work on temporary assignments of different types and durations, and given these employees are considered temporary per our interpretation of the SEC guidelines, we did not annualize their compensation; therefore, our employee population included a majority of individuals that did not have a full year of compensation due to the short-term nature of their assignments.
Mr. Dunkel had $6,329,950 in total annual compensation for 2021, as reflected in the Summary Compensation Table (“SCT”) included in this Proxy Statement. Our median employee, one of our consultants, had total annual compensation of $41,608 for 2021, which was calculated on the same basis as Mr. Dunkel’s compensation for the purposes of the SCT. As a result, we estimate Mr. Dunkel’s total compensation for 2021 was approximately 152 times that of our median employee. Given the different methodologies that various companies will use to determine an estimate of their CEO pay ratio, and given the uniqueness of our temporary employee population, we do not believe that this estimated ratio should be used as a basis for comparison with other companies.

38 Kforce 2022 Proxy Statement

Other Compensation Practices, Policies and Information
The following benefit plans and other items discussed below are available to our NEOs. The Committee considers the benefits expected to be received under the plans described below when determining overall compensation for our executives.

Kforce Inc. Supplemental Executive Retirement Plan
Prior to April 30, 2021, Kforce maintained the Supplemental Executive Retirement Plan (“the SERP”) to provide significant retention benefits to Messrs. Dunkel and Liberatore.
Effective April 30, 2021, Kforce’s Board of Directors irrevocably terminated the SERP. The benefits owed to Messrs. Dunkel and Liberatore, as of December 31, 2021, were $15.2 million and $4.8 million, respectively, which represented the fair value at the date of termination. Kforce must make the benefit payments to the participants within 24 months of the termination date but no sooner than 12 months after the termination date. We anticipate making the benefit payments during the third quarter of 2022.

Kforce Nonqualified Deferred Compensation Plan
Kforce maintains a nonqualified deferred compensation plan in which eligible management and highly compensated key employees, as defined by IRS regulations, may elect to defer all or part of their compensation to later years. Amounts deferred are indexed to investment options selected by the eligible employees and the increase or decrease in value is based upon the performance of the selected investments. Eligible employees are permitted to change investment options and scheduled distributions annually. Kforce has insured the lives of certain participants in the deferred compensation plan to assist in the funding of the deferred compensation liability. Employer matching contributions to the nonqualified deferred compensation plan are discretionary and are funded annually, as approved by the Board.

Employment, Severance and Change in Control Agreements
Kforce has employment agreements with each of its NEOs, which provide for severance payments under certain termination circumstances, including termination following a change in control, as defined in the employment agreements. The Committee has determined it is in Kforce’s and its shareholders’ best interests to recognize the contributions of and retain the NEOs. The specific amounts the NEOs would receive under the employment agreements are described in the “Potential Payments Upon Termination or Change in Control” section below. The Committee believes the employment agreements are an essential component of the executive compensation program and are helpful in attracting and retaining executive talent in a competitive market. The Committee periodically reviews the benefits provided under the employment agreements to determine if they continue to serve Kforce’s interests in providing significant retention benefits to these key executives, are consistent with market practice and are reasonable.
In 2009, the Committee resolved to not enter into any new employment agreements, or materially amend any existing employment agreements with its executives, that contain excise tax gross-up provisions going forward. As of December 31, 2021, only Mr. Liberatore has excise tax gross-up provisions in his existing employment agreement (which has not been amended since 2008), as Mr. Dunkel’s existing employment agreement, which included an excise tax gross-up provision, was terminated upon his retirement as CEO on December 30, 2021.
In 2017, the Committee resolved to not enter into any new employment agreements or materially amend any existing employment agreements with its executives that contain provisions for severance payments that exceed 1x cash compensation or change in control severance payments that exceed 2x cash compensation.

Perquisites and Other Personal Benefits	Kforce does not provide perquisites or other personal benefits to its NEOs.

39 Kforce 2022 Proxy Statement

EXECUTIVE COMPENSATION TABLES
SUMMARY COMPENSATION TABLE
For Fiscal Years Ended December 31, 2021, 2020 and 2019

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
David L. Dunkel	2021	$875,000	$175,000	$3,200,009	$1,750,000	$174,222	$155,719	$6,329,950
Chief Executive Officer	2020	$875,000		$3,374,987	$984,375	$1,292,335	$126,621	$6,653,318
	2019	$875,000		$2,625,004	$1,756,250	$1,686,114	$118,433	$7,060,801
Joseph J. Liberatore	2021	$660,000	$118,800	$4,649,950	$1,188,000	$—	$155,719	$6,772,469
President	2020	$660,000		$2,549,981	$668,250	$1,255,749	$124,314	$5,258,294
	2019	$660,000		$2,550,010	$983,100	$1,366,903	$106,492	$5,666,505
David M. Kelly	2021	$480,000	$86,400	$1,435,047	$864,000	$—	$95,078	$2,960,525
Chief Financial Officer	2020	$480,000		$1,344,986	$486,000	$—	$81,134	$2,392,120
	2019	$480,000		$1,344,996	$496,800	$—	$75,709	$2,397,505
Kye L. Mitchell	2021	$480,000	$86,400	$1,387,508	$864,000	$—	$91,171	$2,909,079
Chief Operations Officer	2020	$480,000		$1,312,492	$486,000	$—	$77,319	$2,355,811
	2019	$480,000		$1,312,482	$496,800	$—	$71,842	$2,361,124
Andrew G. Thomas	2021	$350,000	$63,000	$787,478	$630,000	$—	$46,661	$1,877,139
Chief Marketing Officer	2020	$350,000		$624,994	$355,359	$—	$40,829	$1,371,182
	2019	$350,000		$624,997	$393,750	$—	$37,779	$1,406,526
(1)The amounts in this column represent the incremental bonus awarded by the Committee, pursuant to the 2021 NEO compensation plan, that was more discretionary in nature.
(2)The amounts in this column represent the aggregate grant date fair value in accordance with FASB ASC 718.
(3)Represents annual incentive compensation earned by the NEOs. For Messrs. Dunkel and Liberatore, 2019 incentive compensation includes $750,000 and $300,000, respectively, related to a one-time MBO earned as a result of the successful completion of a divestiture.
(4)For Messrs. Dunkel and Liberatore, the amounts in this column represent the aggregate change in the accumulated benefit obligation for the SERP using the same measurement dates used for reporting Kforce’s consolidated financial statements for fiscal years 2021, 2020 and 2019. Effective April 30, 2021, The Board irrevocably terminated the SERP. The benefits owed to Messrs. Dunkel and Liberatore were $15.2 million and $4.8 million under the SERP as of December 31, 2021, which represented the fair value at the date of termination pursuant to actuarial calculations.
(5)The “All Other Compensation” column for 2021 includes:

Name	Dividends (a)	Defined Contribution Plans (b)	Total
David L. Dunkel	$155,719	$—	$155,719
Joseph J. Liberatore	$155,719	$—	$155,719
David M. Kelly	$93,128	$1,950	$95,078
Kye L. Mitchell	$89,221	$1,950	$91,171
Andrew G. Thomas	$46,661	$—	$46,661
(a)This column reflects the value of dividend equivalents issued on unvested restricted stock in the form of additional shares of restricted stock.
(b)This column reflects the value of employer matching contributions attributable to our defined contribution 401(k) plan.

40 Kforce 2022 Proxy Statement

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
At Fiscal Year Ended December 31, 2021

	Restricted Stock Awards
Name	Unvested Shares		Market Value of Unvested Shares ($)(1)
David L. Dunkel	42,542	(2)	$3,200,009
	54,306	(4)	$4,084,897
	22,905	(5)	$1,722,914
Joseph J. Liberatore	31,906	(2)	$2,399,969
	29,912	(3)	$2,249,981
	46,159	(4)	$3,472,080
	33,380	(5)	$2,510,844
	10,294	(6)	$774,315
	7,694	(7)	$578,743
David M. Kelly	19,078	(2)	$1,435,047
	24,348	(4)	$1,831,457
	17,605	(5)	$1,324,248
	8,463	(6)	$636,587
	6,200	(7)	$466,364
Kye L. Mitchell	18,446	(2)	$1,387,508
	23,759	(4)	$1,787,152
	17,177	(5)	$1,292,054
	8,145	(6)	$612,667
	5,558	(7)	$418,073
Andrew G. Thomas	10,469	(2)	$787,478
	11,314	(4)	$851,039
	8,181	(5)	$615,375
	4,036	(6)	$303,588
	3,416	(7)	$256,952
	1,322	(8)	$99,441
(1)Amounts in this column are calculated using a market value of $75.22 per share, which is the closing stock price on December 31, 2021.
(2)With respect to the restricted stock granted to Mr. Dunkel on December 31, 2021, 50% of the total shares granted vest on: December 27, 2022 and 2023. With respect to the restricted stock granted to Messrs. Liberatore, Kelly and Thomas and Ms. Mitchell on December 31, 2021, 25% of the total shares granted vest on: December 27, 2022, 2023, 2024 and 2025. In addition, a Special Leadership restricted stock grant was granted to Messrs. Kelly and Thomas and Ms. Mitchell on December 31, 2021, 25% of the total shares granted vest on December 27, 2026 and 2027, and the remaining 50% on December 27, 2028.
(3)With respect to the restricted stock granted to Mr. Liberatore on December 31, 2021, 100% of the total shares granted will vest on December 27, 2026.
(4)With respect to the restricted stock granted to Mr. Dunkel on December 31, 2020, and the additional shares granted due to Kforce’s quarterly dividends, 33% of the total shares granted vest(ed) on: December 27, 2021, 2022 and 2023. With respect to the restricted stock granted to Messrs. Liberatore, Kelly and Thomas and Ms. Mitchell on December 31, 2020, and the additional shares granted due to Kforce’s quarterly dividends, 25% of the total shares granted vest(ed) on: December 27, 2021, 2022, 2023 and 2024.
(5)With respect to the restricted stock granted to Mr. Dunkel on December 31, 2019, and the additional shares granted due to Kforce’s quarterly dividends, 33% of the total shares granted vest(ed) on: December 27, 2020, 2021 and 2022. With respect to the restricted stock granted to Messrs. Liberatore, Kelly and Thomas and Ms. Mitchell on December 31, 2019, and the additional shares granted due to Kforce’s quarterly dividends, 25% of the total shares granted vest(ed) on: December 27, 2020, 2021, 2022 and 2023.
(6)With respect to the restricted stock granted to Messrs. Liberatore, Kelly and Thomas and Ms. Mitchell on December 31, 2018, and the additional shares granted due to Kforce’s quarterly dividends, 25% of the total shares granted vest(ed) on: December 27, 2019, 2020, 2021 and 2022.
(7)With respect to the restricted stock granted to Messrs. Liberatore, Kelly and Thomas and Ms. Mitchell on January 4, 2017, and the additional shares granted due to Kforce’s quarterly dividends, 20% of the total shares granted vest(ed) on: January 4, 2018, December 31, 2019 and December 27, 2020, 2021 and 2022.
(8)With respect to the restricted stock granted to Mr. Thomas on October 14, 2013, and the additional shares granted due to Kforce’s quarterly dividends, 20% of the total shares granted vest(ed) on: October 14, 2019, 2020, 2021, 2022 and 2023.
41 Kforce 2022 Proxy Statement

GRANTS OF PLAN-BASED AWARDS
For Fiscal Year Ended December 31, 2021

Name	Type of Award	Date Plan Approved	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards No. of Shares of Stock	Grant Date Fair Value
				Threshold ($)	Target ($)	Maximum ($)
David L. Dunkel	Annual Incentive (1)	02/04/2021	12/31/2021	$218,750	$875,000	$1,750,000	—	$—
	Equity LTI (2)	02/04/2021	12/31/2021	$—	$—	$—	42,542	$3,200,009
Joseph J. Liberatore	Annual Incentive (1)	02/04/2021	12/31/2021	$148,500	$594,000	$1,188,000	—	$—
	Equity LTI (2)	02/04/2021	12/31/2021	$—	$—	$—	31,906	$2,399,969
	One-Time Equity LTI Grant (3)	11/30/2021	12/31/2021	$—	$—	$—	29,912	$2,249,981
David M. Kelly	Annual Incentive (1)	02/04/2021	12/31/2021	$108,000	$432,000	$864,000	—	$—
	Equity LTI (2)	02/04/2021	12/31/2021	$—	$—	$—	16,419	$1,235,037
	Special Leadership Grant (4)	12/22/2021	12/31/2021	$—	$—	$—	2,659	$200,010
Kye L. Mitchell	Annual Incentive (1)	02/04/2021	12/31/2021	$108,000	$432,000	$864,000	—	$—
	Equity LTI (2)	02/04/2021	12/31/2021	$—	$—	$—	15,787	$1,187,498
	Special Leadership Grant (4)	12/22/2021	12/31/2021	$—	$—	$—	2,659	$200,010
Andrew G. Thomas	Annual Incentive (1)	02/04/2021	12/31/2021	$78,750	$315,000	$630,000	—	$—
	Equity LTI (2)	02/04/2021	12/31/2021	$—	$—	$—	7,810	$587,468
	Special Leadership Grant (4)	12/22/2021	12/31/2021	$—	$—	$—	2,659	$200,010
(1)These amounts represent the estimated payouts under the 2021 annual incentive compensation plan. The threshold, as defined in Item 402(d) of Regulation S-K, represents the minimum amount payable upon attaining minimum performance thresholds established by the Committee each year. If the minimum performance thresholds are not attained, there would be no payout. The maximum payout is 200% of the target multiplier for all components of the 2021 annual incentive compensation plan. Actual payments for annual incentive compensation earned during 2021 are listed in the “Non-Equity Incentive Plan Compensation” column of the SCT.
(2)The equity LTI awards granted in the form of restricted stock under the 2021 Stock Incentive Plan on December 31, 2021 have a four-year vesting period with 25% of the award vesting annually, except for Mr. Dunkel’s award, which has a two-year vesting period with 50% of the award vesting annually. Restricted stock awards contain the right to forfeitable dividends in the form of additional shares of restricted stock at the same rate as the cash dividend on common stock and containing the same vesting provisions as the underlying award. The fair market value of restricted stock is determined based on the closing stock price of Kforce’s common stock at the date of grant. The stock price and grant date fair value for the December 31, 2021 awards was $75.22. The aggregate grant date fair value of the awards is included within the amounts presented in the “Stock Awards” column of the SCT.
(3)As part of Mr. Liberatore’s promotion to CEO on January 1, 2022, a one time LTI grant was approved by the Committee of $2.25 million, which was granted on December 31, 2021 and fully vests on December 27, 2026.
(4)In addition to the Annual LTI grant, the Committee authorized a Special Leadership Grant in the aggregate amount of $10 million to approximately 100 Kforce leaders in recognition of their contributions and to serve as an effective retention vehicle. The grant was awarded on December 31, 2021 and for the NEOs 25% of the total shares granted vest on December 27, 2026 and 2027, and the remaining 50% on December 27, 2028.

OPTION EXERCISES AND STOCK VESTED
For Fiscal Year Ended December 31, 2021

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
David L. Dunkel	83,181	$6,404,105
Joseph J. Liberatore	62,835	$4,837,667
David M. Kelly	39,364	$3,030,634
Kye L. Mitchell	37,386	$2,878,348
Andrew G. Thomas	19,278	$1,484,213
(1)The value realized for Kforce restricted stock vesting represents the market value of Kforce common stock at the time of vesting multiplied by the number of shares vested.
42 Kforce 2022 Proxy Statement

PENSION BENEFITS
For Fiscal Year Ended December 31, 2021

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
David L. Dunkel	Supplemental Executive Retirement Plan	14	$15,180,000	$—
Joseph J. Liberatore	Supplemental Executive Retirement Plan	14	$4,785,000	$—
(1)On each anniversary of the effective date, each NEO was credited with a year of service. There were no additional years credited beyond April 30, 2021, which is the date the SERP was irrevocably terminated by the Board.
(2)Represents the actuarial determined value as of April 30, 2021. This amount is consistent with that used for financial reporting purposes with respect to Kforce’s consolidated financial statements for fiscal year 2021.
NONQUALIFIED DEFERRED COMPENSATION
For Fiscal Year Ended December 31, 2021

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
David L. Dunkel	$—	$—	$13,544	$—	$223,665
Joseph J. Liberatore	$—	$—	$—	$—	$—
David M. Kelly	$—	$—	$—	$—	$—
Kye L. Mitchell	$—	$—	$—	$—	$—
Andrew G. Thomas	$—	$—	$141,794	$—	$899,925
(1)None of our NEOs participated in Kforce’s nonqualified deferred compensation plan during 2021.
(2)The aggregate earnings for 2021 represents appreciation or depreciation in the market value of the respective accounts’ holdings and interest and dividends generated thereon. These amounts were not reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the SCT for 2021 as there were no above-market or preferential earnings generated.
(3)The aggregate balance include amounts related to employer contributions made by Kforce that were previously reported in the SCTs for prior years.
43 Kforce 2022 Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
This section describes amounts that would have been payable to the NEOs for various service termination or change in control (CIC) scenarios on December 31, 2021. In 2009, the Committee resolved to not enter into any new employment agreements or materially amend any existing employment agreements with its executives that contain excise tax gross-up provisions going forward.In connection with Mr. Dunkel’s retirement as CEO in 2021, we are left with only one employment agreement with an excise tax provision. In 2017, the Committee resolved to not enter into any new employment agreements or materially amend any existing employment agreements with its executives that contain provisions for severance payments that exceed 1x cash compensation or change in control severance payments that exceed 2x cash compensation.
The employment agreements for each NEO have been publicly filed and condition the receipt of certain severance and CIC benefits based on confidentiality and client and employee non-solicitation provisions, as specified in those agreements; the typical length of the non-solicitation restrictions is two years. In addition, the Firm’s standard severance and release agreements condition the receipt of severance benefits on continuing to honor these restrictions; these severance agreements also include standard non-disparagement clauses.
Kforce Inc. Supplemental Executive Retirement Plan
Prior to April 30, 2021, Kforce maintained the SERP to provide significant retention benefits to Messrs. Dunkel and Liberatore. Effective April 30, 2021, the Board irrevocably terminated the SERP. The benefits owed to Messrs. Dunkel and Liberatore, as of December 31, 2021, were $15.2 million and $4.8 million, respectively, which represented the fair value at the date of termination. In accordance with Section 409A, Kforce must make the benefit payments to the participants within 24 months of the termination date but no sooner than 12 months after the termination date. We anticipate making the benefit payments during the third quarter of 2022.
Employment Agreement Severance Based on Termination By Employer For Cause or By Employee Without Good Reason
Pursuant to the provisions of each NEO’s respective employment agreement and of the SERP, upon a termination either by the employer for cause or by the employee without good reason, the NEOs would be eligible to receive all earned and accrued salary, annual incentive and employee benefits such as paid-time off, as of the termination date and would also have the ability to exercise, if necessary, all plan-based awards that were vested as of the termination date. Under this scenario, none of the NEOs would be eligible for a severance payment or accelerated vesting of any unvested equity awards. As a result, a column for this scenario has been omitted from the table below. For Mr. Dunkel, his prior employment agreement was terminated effective December 30, 2021, the date of his retirement as Chief Executive Officer. On December 31, 2021, Mr. Dunkel entered into an part-time employment agreement, which does not provide a severance benefit upon termination by employer with cause or by employee without good reason.
Employment Agreement Severance Based on Termination By Employer Without Cause or By Employee For Good Reason
Pursuant to the provisions of each NEO’s respective employment agreement, upon a termination by the employer without cause or by the employee for good reason, the NEO would be eligible for a severance payment. For Mr. Liberatore, the severance is calculated using a factor of two (2.00) times the sum of his salary on the date of termination plus the average of his cash bonus over a period of two years. For Messrs. Kelly and Thomas and Ms. Mitchell, the severance is calculated as the sum of their salaries on the date of termination plus (1) the average of their cash bonuses over a period of two years and (2) the lesser of the average value of any stock, restricted stock, stock appreciation rights or alternative LTI over a period of two years, or $200,000.
For Mr. Dunkel, his prior employment agreement was terminated effective December 30, 2021, the date of his retirement as Chief Executive Officer. On December 31, 2021, Mr. Dunkel entered into a part-time employment agreement, which did not provide a severance benefit upon termination by employer without cause or by employee for good reason.
Employment Agreement Severance Based on Termination By Employer Without Cause or By Employee For Good Reason - Following a Change in Control
Pursuant to the provisions of each NEO’s respective employment agreement, upon a termination by the employer without cause or by the employee for good reason following a CIC, the NEO would be eligible for a severance payment, calculated differently from the scenario directly above. For Mr. Liberatore, the severance is calculated using a factor of 2.99 and applying it to the sum of his salary on the date of termination plus the average of his cash bonus and the value of any stock, restricted stock or stock options over a period of three years. For Messrs. Kelly and Thomas and Ms. Mitchell, the severance is calculated using a factor of two (2.00) times the sum of their salaries on the date of termination plus (1) the average of their cash bonuses over a period of two years and (2) the average value of any stock, restricted stock, stock appreciation rights or alternative LTI over a period of two years.
For Mr. Dunkel, his prior employment agreement was terminated effective December 30, 2021, the date of his retirement as Chief Executive Officer. On December 31, 2021, Mr. Dunkel entered into a part-time employment agreement, which included a significantly lower, given his new role, lump sum payment of $2.15 million upon termination by employer without cause or by employee for good reason following a change in control. This benefit only exists in Mr. Dunkel’s part-time employment agreement through December 31, 2022.
Pursuant to the provisions of each NEO’s respective employment agreement, upon a termination by the employer without cause or by the employee for good reason following a CIC, the NEO would be eligible for a continuation of health care benefits.
44 Kforce 2021 Proxy Statement

For Mr. Liberatore, the benefits shall continue for a period of three years and for Messrs. Kelly and Thomas and Ms. Mitchell, the benefits shall continue for a period of two years after the termination date.
Pursuant to the terms of all of the NEOs’ outstanding restricted stock award agreements, the remaining unvested restricted stock would immediately vest upon a CIC.
Change in Control
Pursuant to the provisions of each NEO’s respective employment agreement, there would be no severance payment subsequent to a CIC in the absence of a termination.
Pursuant to the terms of all of the NEOs’ outstanding restricted stock award agreements, the remaining unvested restricted stock would immediately vest upon a CIC.
Death or Disability
Pursuant to the provisions of each NEO’s respective employment agreement, none of the NEOs would be eligible for a severance payment upon death or disability.
Each of the respective employment agreements for our NEOs provides for a continuation of salary and health care benefits under certain situations. Upon death, the NEO’s beneficiary would continue to receive the NEO’s salary and benefits for a period of time (2.99 years for Mr. Liberatore and one year for Messrs. Kelly and Thomas and Ms. Mitchell). Upon disability, the NEO’s salary and benefits would be continued until the earlier of (1) death, (2) the NEO’s 65th birthday or (3) 2.99 years for Mr. Liberatore and two years for Messrs. Kelly and Thomas and Ms. Mitchell.
Pursuant to the terms of all of the NEOs’ outstanding restricted stock award agreements, all unvested restricted stock would immediately vest upon death or disability.
Effective April 30, 2021, the SERP was irrevocable terminated, and as such, the benefit would be paid to Messrs. Dunkel and Liberatore or their beneficiary or estate.
Retirement
Pursuant to the provisions of each NEO’s respective employment agreement, none of the NEOs would be eligible for a severance payment upon retirement.
Pursuant to the terms of all of the NEOs’ outstanding restricted stock award agreements, there would be no accelerated vesting of any unvested equity awards.
Potential Payments
The table on the following page displays the amounts that would have been payable to the NEOs for various service termination or CIC scenarios on December 31, 2021. The amounts that would actually be payable to the NEOs, if employment termination or a CIC were to occur in the future, would be different than those set forth in the table below, which are calculated under the assumption that the event occurred on December 31, 2021 and based on the closing price of Kforce’s common stock on the last trading day of the year. We note that such payments are contingent upon various factors in place at the time of the occurrence of the assumed event, including, but not limited to: each NEO’s current salary rate, annual incentive awards and annual equity LTIs; the amount and type of unvested equity and other incentive awards held by the NEO; the trading price of Kforce’s common stock; the cost of providing employee benefits; the NEO’s elections of employee benefits; the NEO’s age and/or years of service with Kforce; the date of termination; the circumstances of the termination; and the NEO’s historical salary, annual cash incentives and equity LTIs.

45 Kforce 2021 Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE
At Fiscal Year Ended December 31, 2021

Name	Retirement	Termination By Employer Without Cause or By Employee For Good Reason	Following CIC - Termination By Employer Without Cause or By Employee For Good Reason	CIC - No Termination	Death		Disability
David L. Dunkel
Severance payment (1)	$—	$—	$2,150,000	$—	$—		$—
Equity-based compensation (2)	—	—	9,007,820	9,007,820	9,007,820		9,007,820
Continuation of base salary (3)	—	—	—	—	—		—
Continuation of health benefits (4)	—	—	—	—	—		—
SERP (5)	15,180,000	15,180,000	15,180,000	15,180,000	15,180,000		15,180,000
Total	$15,180,000	$15,180,000	$26,337,820	$24,187,820	$24,187,820		$24,187,820
Joseph J. Liberatore
Severance payment (1)	$—	$3,933,600	$18,724,901	$—	$—		$—
Equity-based compensation (2)	—	—	11,985,932	11,985,932	11,985,932		11,985,932
Continuation of base salary (3)	—	—	—	—	651,149		1,899,543
Continuation of health benefits (4)	—	—	19,969	—	19,969	6373	19,969
SERP (5)	4,785,000	4,785,000	4,785,000	4,785,000	4,785,000		4,785,000
Total	$4,785,000	$8,718,600	$35,515,802	$16,770,932	$17,442,050		$18,690,444
David M. Kelly
Severance payment (1)	$—	$1,398,200	$5,176,433	$—	$—		$—
Equity-based compensation (2)	—	—	5,693,703	5,693,703	5,693,703		5,693,703
Continuation of base salary (3)	—	—	—	—	473,563		935,445
Continuation of health benefits (4)	—	—	20,513	—	10,359		20,513
Total	$—	$1,398,200	$10,890,649	$5,693,703	$6,177,625		$6,649,661
Kye L. Mitchell
Severance payment (1)	$—	$1,398,200	$5,096,401	$—	$—		$—
Equity-based compensation (2)	—	—	5,497,454	5,497,454	5,497,454		5,497,454
Continuation of base salary (3)	—	—	—	—	473,563		935,445
Continuation of health benefits (4)	—	—	20,513	—	10,359		20,513
Total	$—	$1,398,200	$10,614,368	$5,497,454	$5,981,376		$6,453,412
Andrew G. Thomas
Severance payment (1)	$—	$1,074,180	$3,160,832	$—	$—		$—
Equity-based compensation (2)	—	—	2,913,873	2,913,873	2,913,873		2,913,873
Continuation of base salary (3)	—	—	—	—	345,306		682,095
Continuation of health benefits (4)	—	—	6,609	—	3,337		6,609
Total	$—	$1,074,180	$6,081,314	$2,913,873	$3,262,516		$3,602,577
(1)If any payment or distribution by Kforce to Mr. Liberatore is determined to be subject to the excise tax imposed under Section 4999 of the Code, Mr. Liberatore would be entitled to receive from Kforce a payment in an amount sufficient to place them in the same after-tax financial position that they would have been if they had not incurred any excise tax. The severance amount in the event of a termination following CIC for Mr. Liberatore includes $6.3 million of excise tax gross-up. This provision for Mr. Liberatore exists within his legacy employment agreement and there are no other employment agreements that contain this excise tax gross-up provision. Employment agreements with Messrs. Dunkel, Kelly and Thomas and Ms. Mitchell do not contain excise tax gross-up provisions and, thus, no amounts were included in the tables above. Should a scenario occur in the future where excise taxes are owed by the Firm pursuant to Mr. Liberatore’s arrangement, Kforce would clearly seek to limit to every extent possible any excise taxes owed by the Firm.
(2)The amounts represent the number of applicable unvested restricted stock shares on December 31, 2021, multiplied by $75.22, which was Kforce’s closing stock price on that date.
(3)For purposes of the Disability scenario, we have used 2.99 years for Mr. Liberatore and 2.00 years for Messrs. Kelly and Thomas and Ms. Mitchell as these are deemed to be the most probable outcomes if a disability occurred on December 31, 2021, given their current ages, while Mr. Dunkel’s amount is zero due to his current age. The annual payment amounts have been discounted at a rate of 2.50%.
(4)These amounts represent the value of Kforce’s portion of the health care benefits provided to each respective NEO consistent with those benefits received as of December 31, 2021. For purposes of the Disability scenario, Mr. Dunkel’s portion is zero due to his current age. The annual benefit amounts have been discounted at a rate of 2.00%.
(5)Effective April 30, 2021, the Board irrevocably terminated the SERP. The benefits to be received by Messrs. Dunkel and Liberatore are $15.2 million and $4.8 million, respectively. This benefit represented the fair value at the date of termination as determined by an independent actuary. Kforce must make the benefit payments to the participants within 24 months of the termination date but no sooner than 12 months after the termination date. We anticipate making the benefit payments during the third quarter ending September 30, 2022. For a discussion of the assumptions used, refer to Note 13, Employee Benefit Plans, to Kforce’s Consolidated Financial Statements, included in our Annual Report on Form 10-K for fiscal year 2021.
46 Kforce 2021 Proxy Statement

PROPOSAL 3. ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Act requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our NEOs, as disclosed in this proxy statement.
As described in the CD&A above, Kforce’s executive compensation program is designed to attract, motivate and retain our NEOs who are able to maximize shareholder value in an industry where we believe people represent the true assets of Kforce. Our Board believes that executive compensation levels are commensurate with Kforce’s performance and shareholder return, promote a pay-for-performance philosophy and are strongly aligned with the interests of our shareholders.
We are asking our shareholders to indicate their support for our executive compensation. This proposal, commonly known as a Say On Pay proposal, is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement in accordance with the SEC’s compensation disclosure rules.
This advisory vote on executive compensation is not binding, however, the Board and Compensation Committee value the opinions expressed by our shareholders and will consider the outcome of the vote when making future decisions on our executive compensation.
Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:
RESOLVED, that the compensation paid to Kforce’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.
VOTE REQUIRED
Approval of this proposal requires the affirmative vote of a majority of the shares entitled to vote on the matter. An abstention is considered as present and entitled to vote and will have the effect of a vote against the proposal. A broker non-vote is considered not entitled to vote and will not affect the voting.

THE BOARD UNANIMOUSLY RECOMMENDS AN ADVISORY VOTE FOR PROPOSAL 3.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table provides information about our common stock that may be issued under all of our existing equity compensation plans as of December 31, 2021:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by shareholders (1)	N/A	N/A	1,038,194
Employee stock purchase plans approved by shareholders (2)	N/A	N/A	2,661,077
(1)On April 22, 2021, Kforce shareholders approved the 2021 SIP. The 2021 SIP allows for the issuance of stock options, stock appreciation rights, stock awards (including restricted stock awards (“RSAs”) and restricted stock units (“RSUs”)) and other stock-based awards. As of the effective date of the 2021 Stock Incentive Plan, no additional awards may be granted pursuant to any previously approved stock incentive plan; however, awards outstanding as of the effective date continue to vest in accordance with their original terms. As of December 31, 2021, the number of outstanding issued and unvested shares under the 2021 Stock Incentive Plan, 2020 Stock Incentive Plan, 2019 Stock Plan. 2017 Stock Incentive Plan, 2016 Stock Incentive Plan and 2013 Stock Incentive Plan were 388,751 shares, 277,117 shares, 167,150 shares, 157,932 shares, 13,034 shares and 78,959 shares respectively. The weighted-average exercise price excludes these unvested shares because there is no exercise price for these RSA awards.
(2)Includes the Kforce Inc. 2009 Employee Stock Purchase Plan. As of December 31, 2021, there were options outstanding under the Kforce Inc. 2009 Employee Stock Purchase Plan to purchase 3,384 shares of common stock at a discounted purchase price of $71.46.

47 Kforce 2021 Proxy Statement

STOCK OWNERSHIP INFORMATION
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires Kforce directors, executive officers and persons holding more than 10 percent of our common stock to file reports of ownership and changes in ownership of our common stock with the SEC.
Based solely on our review of copies of reports and written representations from the reporting persons, we believe that all directors, executive officers and persons holding more than 10 percent of our common stock timely met their reporting obligations with the exception of a one-day delay in filing a Form 4 for Mr. Dunkel, Mr. Liberatore, Mr. Kelly, Mr. Thomas, Ms. Mitchell and Mr. Hackman in January 2021, each reporting one transaction.

48

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
OWNERS OF MORE THAN 5%
The following table contains information about the number of shares of our common stock held as of the most recent practicable date (such date for each such owner is listed below in the applicable footnote) by persons we know to be the beneficial owners of more than five percent of our outstanding common stock. The percentage ownership is based on the number of shares of our common stock outstanding as of the Record Date.

Name of Individual or Identity of Group	Beneficially Owned Shares of Common Stock	Percent of Class
BlackRock, Inc. (1) 55 East 52nd Street, New York, New York 10055	2,179,888	10.2%
The Vanguard Group (2) 100 Vanguard Blvd.; Malvern, Pennsylvania 19355	2,082,241	9.7%
FMR LLC (3) 245 Summer Street; Boston Massachusetts 02210	2,019,941	9.4%
(1) Based on Amendment No. 15 to Schedule 13G filed January 27, 2022 which BlackRock, Inc. reported that, as of December 31, 2021, it had sole voting power over 2,000,581 of the shares and sole dispositive power over all 2,179,888 shares.
(2) Based on Amendment No. 9 to Schedule 13G filed February 10, 2022 in which The Vanguard Group reported that, as of
December 31, 2021, it had sole voting power over none of the shares and sole dispositive power over 2,028,548 shares
(3) Based on Amendment No. 1 to Schedule 13G filed February 9, 2022 in which FMR LLC reported that as of December 31, 2021, it had sole voting power over 560,940 of the shares and sole dispositive power over all 2,019,941 shares.
DIRECTORS AND NAMED EXECUTIVE OFFICERS
The following table shows the amount of Kforce common shares beneficially owned as of the Record Date by: (1) our NEOs; (2) our directors; and (3) all of our directors and executive officers as a group. The percentage ownership is based on the number of shares of our common stock outstanding as of the Record Date.

Name of Individual or Identity of Group	Beneficially Owned Shares of Common Stock (1) (2)	Restricted Stock Units (2)	Percent of Class
David L. Dunkel	575,793	—	2.7%
Joseph J. Liberatore	163,456	—	*
David M. Kelly	101,487	—	*
Kye L. Mitchell	76,494	—	*
Andrew G. Thomas	105,313	—	*
Derrick Brooks	2,255	—	*
Catherine H. Cloudman	—	2,255	*
Ann E. Dunwoody	11,414	5,952	*
Mark F. Furlong	26,730	—	*
Randall A. Mehl	4,504	12,800	*
Elaine D. Rosen	16,086	23,557	*
N. John Simmons	16,127	—	*
Ralph E. Struzziero	4,755	14,755	*
All directors and executive officers as a group (3)	1,166,745	59,319	5.5%
*Less than 1% of the outstanding common shares
(1)Includes shares as to which voting and/or investment power is shared or controlled by another person, as follows: Mr. Dunkel, 5,849 (shares held by the David L. Dunkel 2011 Irrevocable Trust over which Mr. Dunkel has shared dispositive power).
(2)Amounts in the Beneficially Owned Shares of Common Stock column do not include shares to be received upon settlement of deferred restricted stock units more than 60 days after the Record Date; these shares are reflected in this Restricted Stock Units column of this table. The deferred restricted stock units have no voting rights and are not included in the Percent of Class column calculation.
(3)Balance includes all current NEOs, all current executive officers who are not NEOs (i.e., Mr. Hackman), and all current directors (i.e., those listed above).
49 Kforce 2021 Proxy Statement

GENERAL INFORMATION
Why have I received this proxy statement?
We sent you these materials because the Board of Kforce Inc. is soliciting your vote at the Firm’s 2022 Annual Meeting of Shareholders on the proposals:
•The election of three Class I directors to the Board for a three-year term expiring in 2025 (Proposal 1);
•Ratification of Deloitte & Touche LLP as the Firm’s independent registered public accountants for 2022 (Proposal 2); and
•An advisory resolution on executive compensation (Proposal 3).

Will any other Business be conducted at the Annual Meeting?
We do not know of any other business to be considered at the Annual Meeting. If any other business is properly presented at the Annual Meeting, the persons named on your proxy card will have authority to vote on such matters at their discretion.
How does Kforce’s Board recommend I vote on the proposals?
The Board recommends that you vote your shares as follows:
•FOR election of the director nominees named in this Proxy Statement (Proposal 1);
•FOR ratification of Deloitte & Touche LLP as the Firm’s independent registered public accountant for 2022 (Proposal 2); and
•FOR the advisory vote on executive compensation (Proposal 3).

Do I have appraisal rights if I dissent from voting on a matter at the Annual Meeting?
There are no statutory or contractual rights of appraisal or similar remedies available to those shareholders who dissent from any matter to be acted on at the Annual Meeting.
Who is entitled to vote?
Each share of Kforce common stock has one vote on each matter. Only shareholders of record as of the close of business on the Record Date (i.e. February 22, 2022) are entitled to vote at the Annual Meeting. As of the Record Date, 21,400,532 shares of common stock were outstanding.
How do I vote?
If your shares are registered directly in your name with Kforce’s transfer agent, Computershare Trust Company, N.A. (Computershare), then you are the shareholder of record with respect to those shares and you may vote your shares by any one of the following methods:
•Via the Internet. You may vote on the Internet at http://www.investorvote.com/KFRC. Please see your proxy card for more information and voting deadlines.
•By Phone. You may call (toll free) 1-800- 652-VOTE (8683) and follow the recorded instructions. Please see your proxy card for voting deadlines.
•By Mail. Complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage paid envelope. Your proxy must be received by the Firm before commencement of the Annual Meeting.
•In person. You may vote your shares in person at the Annual Meeting upon presentation of valid photo identification and proof of stock ownership as of the Record Date.
If your shares are held through a bank, broker or other nominee then you are considered the “beneficial owner” of shares held in “street name” and your bank, broker or nominee is the shareholder of record, however, as the beneficial owner you have the right to direct your bank, broker or other nominee to vote your shares. If you hold your shares in street name then please refer to the instructions provided by your bank, broker or nominee when voting your shares. Please note, if you hold your shares in street name you must obtain a legal proxy in your name from your bank, broker or other nominee to vote in person at the Annual Meeting.
Can I change my vote?
You may change your vote at any time before the Annual Meeting by using the Internet or telephone methods described above, in which case only your latest submission will be counted. You may also change your vote by signing and returning a new proxy card with a later date, attending the Annual Meeting and voting in person, or sending written notice of revocation before the Annual Meeting to our Corporate Secretary at the Firm’s principal executive offices located at 1001 East Palm Avenue, Tampa, Florida 33605.
What is the quorum requirement for the Annual Meeting?
The presence at the meeting, in person or by proxy, of a majority of the shares entitled to vote will constitute a quorum. Broker non-votes (described below) and abstentions are counted for purposes of establishing a quorum but will not be counted for purposes of determining whether a proposal has been approved.
50 Kforce 2021 Proxy Statement

How are my shares voted if I submit a proxy but do not specify how I want to vote?
If you are the shareholder of record and you submit a valid proxy without specifying how you want to vote, then the person(s) designated as proxy holders will vote your shares as recommended by the Board on all matters presented in this Proxy Statement and at their discretion on all other matters properly presented. If you are the beneficial owner of shares held in street name and do not provide your bank, broker or nominee with specific voting instructions then the organization that holds your shares may generally vote in their discretion on routine matters, but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares in a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a broker non-vote.
Which proposals are considered routine or non-routine?
Ratification of Deloitte & Touche LLP as the Firm’s independent registered public accountant for 2022 (Proposal 2) is considered a routine matter under applicable rules and each of the other proposals are considered non-routine. Therefore, if your shares are held in street name by your broker or other nominee and you do not provide instructions on how to vote your shares then your broker or nominee will permitted to vote its shares only with regards to Proposal 2 and will not be permitted to vote on the other matters.
Assuming that a quorum is present at the Annual Meeting, what is the required vote for the proposals to pass?
Refer to the respective proposal for a description of the vote required for it to pass.
Who will count the vote?
A representative of Computershare, an independent tabulator, will count the vote and act as the inspector of elections.
Who is paying the costs of this proxy solicitation?
Kforce will pay the costs of soliciting these proxies on behalf of the Board. We have engaged Georgeson Inc. to assist in the solicitation of proxies and we anticipate that the costs associated with this engagement will be approximately $13,000 plus out-of-pocket expenses. We will also pay brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our shareholders and obtaining beneficial owners’ voting instructions. In addition to mailing proxy solicitation material, our directors and employees, without additional compensation, may solicit proxies in person, by phone or by electronic communication.
How can I find the results of the Annual Meeting?
Preliminary results will be announced at the Annual Meeting. Final results will be published in a Current Report on Form 8-K within four business days following the Annual Meeting.
SHAREHOLDER COMMUNICATIONS, PROPOSALS AND OTHER MATTERS
We are committed to engaging with our shareholders and taking their feedback into consideration. Our shareholders are invited to communicate with our directors, either individually or as a group, by writing to the attention of our Corporate Secretary at Kforce Inc., 1001 East Palm Avenue, Tampa, Florida 33605. Such communications will be delivered directly to Kforce’s Board.
All shareholder proposals to be considered for inclusion in next year’s proxy statement pursuant to Rule 14a-18 of the Securities Exchange Act of 1934, as amended, (the Exchange Act), must be submitted in writing to the Corporate Secretary at 1001 East Palm Avenue, Tampa, Florida 33605 no later than November 11, 2022. The Board will review any proposal from eligible shareholders that it receives by that date and will determine whether any such proposal will be included in our proxy materials for our Annual Meeting of Shareholders in 2023. The proxy solicited by the Board for the next Annual Meeting will confer discretionary authority to vote on any shareholder proposal presented at that meeting, unless we are provided with written notice of such proposal by January 25, 2023. Pursuant to the Firm’s Articles of Incorporation, proposals submitted other than pursuant to Rule 14(a)-8 or director nominations must be delivered to the Corporate Secretary no later than 60 days before the date of the meeting. The Nomination Committee will consider nominees for the Board that are proposed by our shareholders. The same identifying and evaluating procedures apply to all candidates for director nomination, including candidates submitted by shareholders. Any shareholder who wishes to recommend a prospective nominee for the Board for the Nomination Committee’s consideration may do so by giving the candidate’s name and qualifications in writing to the Firm’s Corporate Secretary at 1001 East Palm Avenue, Tampa, Florida 33605. In addition to satisfying the foregoing requirements under Kforce’s bylaws, to comply with the universal proxy rules (once effective), shareholders who intend to solicit proxies in support of director nominees other than Kforce’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 17, 2023.
The material referred to in this proxy statement under the captions “Compensation Committee Report,” and “Audit Committee Report” shall not be deemed soliciting material or otherwise deemed filed, or subject to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by any general statement of incorporation by reference in any filings made under the Securities Act of 1933, as amended, or the Exchange Act.
Shareholders who share an address may receive only one copy of this proxy statement, and the accompanying Annual Report, unless we have received contrary instructions from a shareholder at that address. Shareholders sharing an address who would
51 Kforce 2021 Proxy Statement

like to receive a separate copy of these materials now or in the future may do so by mailing a request to the Firm’s Corporate Secretary at 1001 East Palm Avenue, Tampa, Florida 33605 or by calling Kforce Investor Relations at (813) 552-5000.
52 Kforce 2021 Proxy Statement

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼	IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

A	Proposals — The Board of Directors recommends a vote FOR all nominees listed and FOR Proposals 2, 3 and 4.

1.	Election of Directors:
		For	Withhold		For	Withhold		For	Withhold
	01 - Joseph L. Liberatore (Class I)	☐	☐	02 - Randall A. Mehl (Class I)	☐	☐	03 - Elaine D. Rosen (Class I)	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Ratify the appointment of Deloitte & Touche LLP as Kforce’s independent registered public accountants for 2022.	☐	☐	☐	3.	Advisory vote on Kforce’s executive compensation.	☐	☐	☐

4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments of the Annual Meeting.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
NOTE: Please date and sign exactly as your name appears on your shares. If signing for estates, trusts, partnerships, corporations or other entities, your title or capacity should be stated. If shares are held jointly, each holder should sign. The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.
Date(mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼	IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 18, 2022
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints David M. Kelly and Michael R. Blackman, or either of them, each with full power of substitution and revocation, as the proxy or proxies of the undersigned, to represent the undersigned and vote all shares of the common stock of Kforce Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Kforce Inc., to be held at Kforce’s corporate headquarters located at 1001 East Palm Avenue, Tampa, Florida, 33605, on April 18, 2022 at 8:00 a.m. eastern time, and at any adjournments thereof, upon the matters set forth on the reverse side and more fully described in the Notice and Proxy Statement for the meeting and, in their discretion, upon all other matters that may properly come before the meeting or any adjournments of the meeting.
The Annual Meeting may be held as scheduled only if a majority of the shares entitled to vote are represented at the meeting in person or by proxy. Accordingly, please complete this proxy, and submit it promptly by mail (using the enclosed envelope), by telephone, or over the Internet.
The shares of Kforce Inc. common stock covered by this proxy will be voted in accordance with the choices made. When no choice is made, this proxy will be voted FOR all listed nominees for director, FOR the ratification of the appointment of Deloitte & Touche LLP to serve as Kforce’s independent registered public accountants for 2022, FOR the advisory approval of Kforce’s executive compensation and as the proxyholders deem advisable on such other matters as may properly come before the meeting.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

C	Non-Voting Items
Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐